
                                                                   EXHIBIT 10.79

================================================================================



                                CREDIT AGREEMENT



                                      among



                           HANOVER COMPRESSOR COMPANY,



                    HANOVER COMPRESSION LIMITED PARTNERSHIP,



                               JPMORGAN CHASE BANK
           as ADMINISTRATIVE AGENT, SOLE BOOKRUNNER AND LEAD ARRANGER



                                       and



                       THE SEVERAL LENDERS PARTIES HERETO



                          Dated as of December 15, 1997

                                       as

                   amended and restated as of December 3, 2001

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                                TABLE OF CONTENTS
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SECTION 1. DEFINITIONS ...................................................   2

              1.1  Defined Terms .........................................   2

              1.2  Other Definitional Provisions .........................  23

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS ...............................  23

              2.1  Revolving Credit Commitments ..........................  23

              2.2  Procedure for Revolving Credit Borrowing ..............  24

SECTION 3. INTEREST RATE PROVISIONS, FEES, CONVERSIONS AND PAYMENTS ......  25

              3.1  Interest Rates and Payments Dates .....................  25

              3.2  Commitment Fee; Other Fees and Compensation ...........  26

              3.3  Termination or Reduction of the Commitments ...........  26

              3.4  Optional Prepayments and other Repayments .............  26

              3.5  Conversion and Continuation Options ...................  27

              3.6  Minimum Amounts .......................................  28

              3.7  Computation of Interest and Fees ......................  28

              3.8  Inability to Determine Interest Rate ..................  28

              3.9  Pro Rata Treatment and Payments .......................  29

              3.10 Illegality ............................................  30

              3.11 Requirements of Law ...................................  30

              3.12 Taxes .................................................  31

              3.13 Indemnity .............................................  32

              3.14 Replacement of Lenders ................................  33

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
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Article                                   Title                            Page
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SECTION 4. LETTERS OF CREDIT .............................................  33

              4.1  L/C Commitment ........................................  33

              4.2  Procedure for Issuance of Letters of Credit ...........  34

              4.3  Fees, Commissions and Other Charges ...................  34

              4.4  L/C Participations ....................................  35

              4.5  Reimbursement Obligation of HCC .......................  36

              4.6  Obligations Absolute ..................................  36

              4.7  Letter of Credit Payments .............................  37

              4.8  Application ...........................................  37

              4.9  Letters of Credit Denominated in Available Foreign
                      Currencies .........................................  37

SECTION 5. REPRESENTATIONS AND WARRANTIES ................................  38

              5.2  No Change .............................................  39

              5.3  Corporate Existence; Compliance with Law ..............  39

              5.4  Corporate Power; Authorization; Enforceable
                      Obligations ........................................  39

              5.6  No Material Litigation ................................  40

              5.7  No Default ............................................  40

              5.8  Ownership of Property; Liens; Leases of Equipment .....  40

              5.10 Taxes .................................................  41

              5.11 Federal Regulations ...................................  41

              5.12 ERISA .................................................  41

              5.13 Investment Company Act; Other Regulations .............  42

              5.14 Subsidiaries ..........................................  42

              5.15 Purpose of Loans ......................................  42

              5.16 Environmental Matters .................................  42

              5.17 Accuracy and Completeness of Information ..............  43
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                                       ii

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
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Article                                   Title                            Page
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              5.18 Senior Indebtedness ...................................  43

              5.19 Representations and Warranties in Existing Credit
                      Agreement ..........................................  44

SECTION 6. CONDITIONS PRECEDENT ..........................................  44

              6.1  Conditions to Each Extension of Credit ................  44

              6.2  Conditions to Amended and Restated Effective Date .....  45

SECTION 7. AFFIRMATIVE COVENANTS .........................................  45

              7.1  Financial Statements ..................................  45

              7.2  Certificates; Other Information .......................  46

              7.3  Payment of Obligations ................................  47

              7.4  Conduct of Business and Maintenance of Existence ......  48

              7.5  Maintenance of Property; Insurance ....................  48

              7.6  Inspection of Property; Books and Records; Discussions.  48

              7.7  Notices ...............................................  48

              7.8  Environmental Laws ....................................  49

              7.9  Subsequent Guarantees .................................  50

SECTION 8. NEGATIVE COVENANTS ............................................  50

              8.1  Financial Condition Covenants .........................  50

              8.2  Limitation on Indebtedness ............................  51

              8.3  Limitation on Liens ...................................  52

              8.4  Limitation on Guarantee Obligations ...................  54

              8.5  Limitations on Fundamental Changes ....................  55

              8.6  Limitation on Sale or Lease of Assets .................  56

              8.7  Limitation on Leases ..................................  57

              8.8  Limitation on Dividends ...............................  57

              8.9  Limitation on Derivatives .............................  58

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Article                               Title                                 Page
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
         8.10 Limitation on Investments, Loans and Advances ..............   58

         8.11 Limitation on Optional Payments and Modifications of Debt
                 Instruments .............................................   59

         8.12 Transactions with Affiliates ...............................   60

         8.13 Sale and Leaseback .........................................   60

         8.14 Corporate Documents ........................................   61

         8.15 Fiscal Year ................................................   61

         8.16 Nature of Business .........................................   61

SECTION 9. EVENTS OF DEFAULT .............................................   62

SECTION 10. THE ADMINISTRATIVE AGENT .....................................   65

         10.1 Appointment ................................................   65

         10.2 Delegation of Duties .......................................   65

         10.3 Exculpatory Provisions .....................................   65

         10.4 Reliance by Administrative Agent ...........................   65

         10.5 Notice of Default ..........................................   66

         10.6 Non-Reliance on Administrative Agent and Other Lenders .....   66

         10.7 Indemnification ............................................   67

         10.8 Administrative Agent in Its Individual Capacity ............   67

         10.9 Successor Administrative Agent .............................   67

SECTION 11. MISCELLANEOUS ................................................   68

         11.1 Amendments and Waivers .....................................   68

         11.2 Notices ....................................................   68

         11.3 No Waiver; Cumulative Remedies .............................   69

         11.4 Survival of Representations and Warranties .................   69

         11.5 Payment of Expenses and Taxes ..............................   70

         11.6 Successors and Assigns; Participations; Purchasing Lenders .   70

                                       iv

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Article                                   Title                            Page
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              11.7  Adjustments; Set-off .................................  73

              11.8  Counterparts .........................................  74

              11.9  Severability .........................................  74

              11.10 Integration ..........................................  74

              11.11 GOVERNING LAW ........................................  75

              11.12 Submission To Jurisdiction; Waivers ..................  75

              11.13 Acknowledgments ......................................  75

              11.14 WAIVERS OF JURY TRIAL ................................  76

              11.15 Usury ................................................  76

              11.16 Effect of Amendment and Restatement of the Existing
                       Credit Agreement ..................................  77

              11.17 Conflicts ............................................  77

Annexes

A                        Pricing Grid

Schedules

Schedule 1.1A            Lenders and Commitments
Schedule 5.2             Material Changes
Schedule 5.4             Required Consents
Schedule 5.14            Subsidiaries
Schedule 5.16            Environmental
Schedule 8.2(c)          Existing Indebtedness
Schedule 8.3(l)          Existing Liens
Schedule 8.3(n)          Additional Existing Liens
Schedule 8.3(t)          Additional Liens
Schedule 8.6(i)          Lease of Assets
Schedule 8.4             Guarantee Obligations
Schedule 8.11            Subordination Terms
Schedule 8.12            Affiliate Transactions
Schedule 8.13            Sale and Leaseback Transactions


Exhibits

Exhibit A                Form of Revolving Credit Note
Exhibit B                Subsidiaries' Guarantee
Exhibit C                Form of Assignment and Acceptance
Exhibit D                Holdings Guarantee

          CREDIT AGREEMENT, dated as of December 15, 1997 (this "Agreement"), as amended and restated as of December 3, 2001, among Hanover Compressor Company, a Delaware corporation ("Holdings"), Hanover Compression Limited Partnership (formerly known as Hanover Compression Inc., "HCC"), The Bank of Nova Scotia Atlanta Agency and First Union National Bank as co-syndication agents, The Royal Bank of Scotland plc and Wells Fargo Bank Texas, N.A., as co-documentation agents, the several banks and other financial institutions from time to time parties to this Agreement (the "Lenders") and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), a New York banking corporation, as agent for the Lenders hereunder (in such capacity, the "Administrative Agent").

                              W I T N E S S E T H :
                              - - - - - - - - - -

          WHEREAS, Holdings and HCC are parties to the Credit Agreement, dated as of December 15, 1997 and amended and restated through March 13, 2000 (as heretofore amended, supplemented or otherwise modified, the "Existing Credit Agreement"), with the several banks and other financial institutions from time to time parties thereto and The Chase Manhattan Bank, as agent; and

          WHEREAS, Holdings and HCC have requested that the Existing Credit Agreement be amended and restated as set forth herein;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree that on the Closing Date, as provided in subsection 11.16, the Existing Credit Agreement shall be amended and restated in its entirety as follows:

                             SECTION 1. DEFINITIONS

          1.1 Defined Terms

          As used in this Agreement, the following terms shall have the following meanings:

          "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and
     (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business
     Day) by the Board of Governors of the Federal Reserve System (the "Board") through the public information telephone line of the Federal Reserve Lender of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Lender of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate, or both, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the ABR shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

          "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

          "Adjustment Date":  as defined in the Pricing Grid.

          "Adjusted EBITDA Companies": Holdings and each of its wholly-owned Subsidiaries which (i) is organized under a jurisdiction of the United States, Canada, the United Kingdom and any other country approved by the Required Lenders and (ii) has at least 90% of its assets located in any such jurisdiction or which derives at least 90% of its revenues from such jurisdiction, in each case, at the time the applicable calculation is being made for purposes of subsection 8.1(c).

          "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 30% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Agreement Currency":  as defined in subsection 11.15(b).

          "Aggregate Outstanding Extensions of Credit": as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding and (b) such Lender's Commitment Percentage of the L/C Obligations then outstanding.

          "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "Amended and Restated Effective Date": the date on which all the conditions precedent specified in Section 6.2 shall have been satisfied.

          "Applicable Commitment Fee Rate": for each day, the rate per annum determined pursuant to the Pricing Grid.

          "Applicable Margin": for each day, the rate per annum determined pursuant to the Pricing Grid.

          "Applicable Margin Certificate":  as defined in subsection 7.2(f).

          "Application": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

          "Available Commitment": as to any Lender, at any time, an amount equal to the excess, if any, of (a) such Lender's Commitment over (b) such Lender's Aggregate Outstanding Extensions of Credit.

          "Available Foreign Currencies": Canadian Dollar, euro, Japanese Yen, Pound Sterling and Italian Lira and such other currency as is acceptable to the relevant Issuing Lender.

          "Benefitted Lender":  as defined in subsection 11.7(a).

          "Borrowing Date": any Business Day specified in a notice pursuant to subsection 2.3, as a date on which HCC requests the Lenders to make Loans hereunder.

          "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

          "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

          "Cash Equivalents": (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-2 by Standard and Poor's Rating Group ("S&P") or P-2 by Moody's Investors Services, Inc. ("Moody's"), (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any political subdivision or taxing authority of any such state, commonwealth or territory or any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

          "C/D Assessment Rate": for any day the net annual assessment rate (rounded upwards, if necessary, to the next 1/100 of 1%) determined by Chase to be payable on such day to the Federal Deposit Insurance Corporation or any successor ("FDIC") for FDIC's insuring time deposits made in Dollars at offices of Chase in the United States.

          "C/D Reserve Percentage": for any day as applied to any calculation of the Base CD Rate, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

          "Chase":  The Chase Manhattan Bank, a New York banking corporation.

          "Closing Date":  December 15, 1997.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Commercial Letter of Credit":  as defined in subsection 4.1(b)(i)(2).

          "Commitment": as to any Lender, the obligation of such Lender to make Loans to and/or issue or participate in Letters of Credit issued on behalf of HCC hereunder in an aggregate principal and/or stated amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1.1A, as such amount may be reduced or increased from time to time in accordance with the terms of this Agreement; collectively, as to all of the Lenders, the "Commitments".

          "Commitment Percentage": as to any Lender at any time, the percentage of the aggregate Commitments then constituted by such Lender's Commitment.

          "Commitment Period": the period from and including the date hereof to but not including the Final Maturity Date or such earlier date on which the Commitments shall terminate as provided herein.

          "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with HCC within the meaning of Section 4001(a)(14) of ERISA or is part of a group which includes HCC and which is treated as a single employer under Section 414 of the Code.

          "Consolidated Adjusted EBITDA": for any period, the sum of Consolidated EBITDA for the Adjusted EBITDA Companies.

          "Consolidated Capitalization": at a particular date, as to any Person, the sum of (a) Consolidated Net Worth and (b) the amount of Consolidated Indebtedness at such date.

          "Consolidated Earnings Before Interest and Taxes": for any period, with respect to any Person, the sum of (a) Consolidated Net Income for such period, (b) all amounts attributable to provision for taxes measured by income (to the extent that such amounts have been deducted in determining Consolidated Net Income for such period) and (c) Consolidated Interest Expense for such period (to the extent that such amounts have been deducted in determining Consolidated Net Income for such period).

          "Consolidated EBITDA": for any period, with respect to any Person, the sum of, without duplication, (a) Consolidated Earnings Before Interest and Taxes for such Person for such period plus (b) all amounts attributable to depreciation and amortization, determined in accordance with GAAP (to the extent such amounts have been deducted in determining Consolidated Earnings Before Interest and Taxes for such period) plus (c) all amounts classified as extraordinary charges for such period (to the extent such amounts have been deducted in determining Consolidated Earnings Before Interest and Taxes for such period) plus (d) cash dividends received by Holdings or any Restricted Subsidiary from any Joint Venture or Unrestricted Subsidiary minus (e) all amounts classified as extraordinary income for such period (to the extent such amounts have been included in determining Consolidated Earnings Before Interest and Taxes for such period); provided that, if during such period such Person shall have made a Material Acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such Material Acquisition as if such Material Acquisition had occurred on the first day of such period; provided further that, the foregoing proviso shall have effect only if the Agent has been furnished with unaudited, or, if available, audited, consolidated financial statements of the acquired property for such period, such financial statements to include the balance sheet and statements of income and cash flows reflecting the historical performance of the acquired property for such period to the extent applicable. As used in this definition, "Material Acquisition" means any acquisition of property or series of related acquisitions of property that (a) constitutes assets or constitutes all or substantially all of the equity interests of a Person and (b) involves the payment of consideration of at least $15,000,000. In calculating Consolidated EBITDA, the financial performance of

     Joint Ventures and Unrestricted Subsidiaries shall be disregarded except as provided in clause (d) above.

          "Consolidated Indebtedness": at a particular date, as to any Person, the sum of (without duplication) (a) all Indebtedness of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP, excluding (i) Indebtedness in respect of Financing Leases, and (ii) the Seller Note plus the principal amount of any additional notes issued in payment of interest thereon plus (b)(i) Guarantee Obligations of Holdings and its Subsidiaries in respect of obligations of Joint Ventures and Unrestricted Subsidiaries, (ii) the Equipment Lease Tranche A Loans, (iii) the Tranche A Portion of the 2001A Equipment Lease Transaction and (iv) the Tranche A Portion of the 2001B Equipment Lease Transaction.

          "Consolidated Interest Expense": for any period, with respect to any Person, the amount which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption (including, without limitation, imputed interest included in Financing Lease payments) on a consolidated income statement of such Person and its Subsidiaries for such period, plus, to the extent not so included, payments by such Person and its Subsidiaries under the Equipment Leases attributable to (i) interest payments under the Equipment Lease Tranche A Loans and Equipment Lease Tranche B Loans and (ii) the yield to the Investors in connection with the Equipment Lease Transactions.

          "Consolidated Leverage Ratio":  as defined in subsection 8.1(d).

          "Consolidated Lease Expense": for any period as to any Person, the aggregate rental obligations of such Person and its Subsidiaries determined on a consolidated basis payable in respect of such period under leases of real and/or personal property (net of income from sub-leases thereof, but including taxes, insurance, maintenance and similar expenses which the lessee is obligated to pay under the terms of said leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person and its Subsidiaries or in the notes thereto, and whether or not such leases constitute Financing Leases, but excluding obligations of such Person and its Subsidiaries with respect to the Equipment Leases.

          "Consolidated Net Income": for any period as to any Person, the consolidated net income (or loss) of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, provided that for purposes of determining Consolidated Net Income, payments under Equipment Leases attributable to (i) Equipment Lease Tranche A Loans and Equipment Lease Tranche B Loans and (ii) the yield to the Investors in connection with the Equipment Lease Transactions shall be considered interest expense.

          "Consolidated Net Worth": at a particular date, as to any Person, the amount which would be included under stockholders' equity on a consolidated balance sheet of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

          "Consolidated Senior Indebtedness": at a particular date, as to any Person, Consolidated Indebtedness of such Person and its Subsidiaries other than (i) subordinated guarantees of the 2001A Equipment Lease Securities,
     (ii) the subordinated guarantee of the 2001B Equipment Lease Securities,
     (iii) any convertible notes of Holdings, (iv) the TIDES Debentures (and any subordinated debt securities issued in connection with a structured equity financing similar to the TIDES) and (v) any unsecured subordinated debt or any subordinated guarantees not included in clauses (i)-(iv) above and otherwise permitted herein.

          "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "Credit Parties": the collective reference to (i) Holdings, HCC and the Subsidiary Guarantors and (ii) from time to time any other Subsidiary of Holdings for so long as such Subsidiary guarantees the Loans and other obligations of HCC hereunder and under the Notes, and which guarantees shall be under documents substantially similar to the Guarantees executed on the Closing Date.

          "Current Ratio": at a particular date, as to any Person and its Subsidiaries, the quotient of the consolidated current assets of such Person and its Subsidiaries at such time, to the consolidated current liabilities of such Person and its Subsidiaries at such time less the current portion of long-term debt (all determined in accordance with GAAP at such time), provided that for purposes of calculating the Current Ratio, current liabilities of such Person and its Subsidiaries which are then accrued but unpaid with respect to the Equipment Lease Tranche A Loans shall be included as current liabilities of such Person.

          "Default": any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Derivatives": any swap, hedge, cap, collar, or similar arrangement providing for the exchange of risks related to price changes in any commodity, including money.

          "Disposition": with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms "Dispose" and "Disposed of" shall have correlative meanings.

          "Dollar Equivalent": with respect to an amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount determined at the Exchange Rate on the date of determination of such equivalent. In making any determination of the Dollar Equivalent for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any Borrowing Date, the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the interest rate for such Loans is determined pursuant to the provisions of this Agreement and the other Loan Documents.

          "Dollars" and "$": dollars in lawful currency of the United States of America.

          "Environmental Laws": any and all Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.

          "Equipment Guarantees": (i) the Guarantee dated as of June 15, 1999 (as amended and restated through March 13, 2000 and as further amended, supplemented or otherwise modified from time to time), made by Holdings, HCC, and certain of their subsidiaries listed on the signature pages, in favor of Hanover Equipment Trust 1999A, The Chase Manhattan Bank, as agent, and certain lenders and investors, (ii) the Guarantee dated as of March 13, 2000 (as amended, supplemented or otherwise modified from time to time), made by Holdings, HCC and certain of their subsidiaries listed on the signature pages thereto, in favor of Hanover Equipment Trust 2000A, The Chase Manhattan Bank, as agent, and certain lenders and investors, (iii) the Guarantee dated as of October 27, 2000 (as amended, supplemented or otherwise modified from time to time), made by Holdings, HCC and certain of their subsidiaries listed on the signature pages thereto, in favor of Hanover Equipment Trust 2000B, The Chase Manhattan Bank, as agent, and certain lenders and investors, (iv) the Guarantee dated as of August 31, 2001 (as amended, supplemented or otherwise modified from time to time), made by Holdings, HCC and certain of their subsidiaries listed on the signature pages thereto, in favor of Hanover Equipment Trust 2001A, The Chase Manhattan Bank, as agent, and certain lenders and investors, (v) the Guarantee dated as of August 31, 2001 (as amended, supplemented or otherwise modified from time to time), made by Holdings, HCC and certain of their subsidiaries listed on the signature pages thereto, in favor of Hanover Equipment Trust 2001B, The Chase Manhattan Bank, as agent, and certain lenders and investors and (vi) any Guarantee in connection with and dated as of the date of an Additional Participation Agreement (as amended, supplemented or otherwise modified from time to time), to be made by Holdings, HCC and certain of their subsidiaries that will be listed on the signature pages thereto, in favor of a Delaware business trust, the agent and certain Lenders and investors.

          "Equipment Lease Credit Agreements": (i) the Credit Agreement dated as of June 15, 1999 (as amended, supplemented or otherwise modified from time to time), among Hanover Equipment Trust 1999A, as borrower, the several lenders from time to time parties thereto, the managing agents thereto and The Chase Manhattan Bank, as agent, (ii) the Credit Agreement dated as of March 13, 2000 (as amended, supplemented or otherwise modified from time to time), among Hanover Equipment Trust 2000A, as borrower, the several lenders from time to time parties thereto, Industrial Bank of Japan, LTD., as syndication agent, The Bank of Nova Scotia, as documentation agent and The Chase Manhattan Bank, as agent, (iii) the Credit Agreement dated as of October 27, 2000 (as amended, supplemented or otherwise modified from time to time), among Hanover Equipment Trust 2000B, as borrower, the several lenders from time to time parties thereto, National Westminster Bank PLC, as managing agent, Citibank, N.A., Credit

     Suisse First Boston and The Industrial Bank of Japan, Ltd., as co-agents and The Chase Manhattan Bank, as agent, (iv) the 2001A Equipment Lease Securities, (v) the 2001B Equipment Lease Securities, (vi) the 2001A Participation Agreement, (vii) the 2001B Participation Agreement and (viii) any Credit Agreement, in connection with and dated as of the date of an Additional Participation Agreement (as amended, supplemented or otherwise modified from time to time), among a Delaware business trust, as borrower, the several lenders from time to time parties thereto.

          "Equipment Lease Participation Agreements": (i) the Participation Agreement dated June 15, 1999 (as amended, supplemented or otherwise modified from time to time), among HCC, Hanover Equipment Trust 1999A, Societe Generale Financial Corporation and FBTC Leasing Corp., as investors, the managing agents thereto, The Chase Manhattan Bank, as agent, and the lenders parties thereto, (ii) the Participation Agreement dated March 13, 2000 (as amended, supplemented or otherwise modified from time to time), among HCC, Hanover Equipment Trust 2000A, First Union National Bank and Scotiabanc Inc., as investors, Industrial Bank of Japan, LTD., as syndication agent, The Bank of Nova Scotia, as documentation agent, The Chase Manhattan Bank, as agent, and the lenders parties thereto, (iii) the Participation Agreement dated as of October 27, 2000 (as amended, supplemented or otherwise modified from time to time, the "2000B Participation Agreement"), among HCC, Hanover Equipment Trust 2000B, Bank Hapoalim B.M. and FBTC Leasing Corp., as investors, The Chase Manhattan Bank, as agent, and the lenders parties thereto, (iv) the Participation Agreement dated as of August 31, 2001 (as amended, supplemented or otherwise modified from time to time, the "2001A Participation Agreement"), among HCC, Hanover Equipment Trust 2001A, General Electric Capital Corporation as investor, The Chase Manhattan Bank, as agent, and the lenders parties thereto, (v) the Participation Agreement dated as of August 31, 2001 (as amended, supplemented or otherwise modified from time to time, the "2001B Participation Agreement"), among HCC, Hanover Equipment Trust 2001B, General Electric Capital Corporation as investor, The Chase Manhattan Bank, as agent, and the lenders parties thereto and (vi) any additional participation agreements that may be entered into, upon notice to the Agent, by and among HCC, a Delaware business trust, an investor or investors, one or more agents and the Lenders parties thereto (as amended, supplemented or otherwise modified from time to time, the "Additional Participation Agreement"); provided that, any Additional Participation Agreements shall be considered Equipment Lease Participation Agreements only so long as (1) such Participation Agreement and any Additional Participation Agreements provide for transactions reasonably similar to those provided for in the Participation Agreement described in (i)-(iii) above and (2) the aggregate value of (a) the equipment leased under any Additional Participation Agreement and (b) any natural gas compressors leased by Holdings or HCC as lessee under any other leases ("Equipment True Leases") other than the Equipment Leases, does not exceed $300,000,000.

          "Equipment Lease Tranche A Loans": the collective reference to: (a) for the 1999 Synthetic Lease, the 2000A Synthetic Lease and the 2000B Synthetic Lease, the loans to be made pursuant to each Equipment Lease Credit Agreement and identified as the "Tranche A Loans" in Schedule 1.1 of each of the Equipment Lease Credit

     Agreements, (b) for the 2001A Synthetic Lease, the Tranche A Portion of the 2001A Equipment Lease Transaction, (c) for the 2001B Synthetic Lease, the Tranche A Portion of the 2001B Equipment Lease Transaction and (d) for any Additional Lease, either (i) the loans to be made pursuant to such Equipment Lease Credit Agreement and identified as the "Tranche A Loans" in
     Schedule 1.1 of such Equipment Lease Credit Agreement or (ii) the "Tranche A Portion" of such Equipment Lease Transaction.

          "Equipment Lease Tranche B Loans": the collective reference to: (a) for the 1999 Synthetic Lease, the 2000A Synthetic Lease and the 2000B Synthetic Lease, the loans to be made pursuant to each Equipment Lease Credit Agreement and identified as the "Tranche B Loans" in Schedule 1.1 of each of the Equipment Lease Credit Agreements, (b) for the 2001A Synthetic Lease, the Tranche B portion of the 2001A Equipment Lease Securities, (c) for the 2001B Synthetic Lease, the Tranche B portion of the 2001B Equipment Lease Securities and (d) for any Additional Lease, either (i) the loans to be made pursuant to such Equipment Lease Credit Agreement and identified as the "Tranche B Loans" in Schedule 1.1 of such Equipment Lease Credit Agreement or (ii) the "Tranche B Portion" of such Equipment Lease Transaction.

          "Equipment Lease Transactions": the transactions whereby HCC leases natural gas compressors from the Lessors as described in each of the Equipment Lease Participation Agreements and any Operative Document (as defined in such Equipment Lease Participation Agreements).

          "Equipment Leases": (i) the Lease dated as of June 15, 1999 (as amended, supplemented or otherwise modified from time to time), between Hanover Equipment Trust 1999A, as lessor, and HCC, as lessee (the "1999 Synthetic Lease"), (ii) the Lease dated as of March 13, 2000 (as amended, supplemented or otherwise modified from time to time), between Hanover Equipment Trust 2000A, as lessor, and HCC, as lessee (the "2000A Synthetic Lease"), (iii) the Lease dated as of October 27, 2000 (as amended, supplemented or otherwise modified from time to time), between Hanover Equipment Trust 2000B, as lessor, and HCC, as lessee (the "2000B Synthetic Lease"), (iv) the Lease dated as of August 31, 2001 (as amended, supplemented or otherwise modified from time to time), between Hanover Equipment Trust 2001A, as lessor, and HCC, as lessee (the "2001A Synthetic Lease") and (v) the Lease dated as of August 31, 2001 (as amended, supplemented or otherwise modified from time to time), between Hanover Equipment Trust 2001B, as lessor, and HCC, as lessee (the "2001B Synthetic Lease") and (vi) any Lease in connection with and dated as of the date of any Additional Participation Agreement (as amended, supplemented or otherwise modified from time to time), between a Delaware business trust, as lessor, and HCC, as lessee (the "Additional Lease").

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

          "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

          "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                          ---------------------------
                    1.00 - Eurocurrency Reserve Requirements

          "Event of Default": any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Exchange Rate": with respect to any non-Dollar currency on any date, the rate at which such currency may be exchanged into Dollars, as set forth on such date on the relevant Reuters currency page at or about 11:00 A.M., London time, on such date. In the event that such rate does not appear on any Reuters currency page, the "Exchange Rate" with respect to such non-Dollar currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such "Exchange Rate" shall instead be the Administrative Agent's spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such non-Dollar currency are then being conducted, at or about 10:00 A.M., local time, on such date for the purchase of Dollars with such non-Dollar currency, for delivery two Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

          "Existing Credit Agreement": as defined in the recitals hereto.

          "Final Maturity Date": November 30, 2004.

          "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee, but excluding all obligations with respect to any Equipment Leases.

          "GAAP": generally accepted accounting principles in the United States of America consistent with those utilized in preparing the audited financial statements referred to in subsection 6.1.

          "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by Holdings, as the case may be, in good faith.

          "Guarantees": collectively, the Subsidiaries' Guarantee, the Holdings Guarantee and any other guarantees of the Loans and the other obligations of HCC hereunder.

          "Guarantor": a Guarantor under any of the Synthetic Guarantees or the Senior Credit Agreement.

          "Hazardous Materials": any hazardous materials, hazardous waste, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law, including, without limitation, polychlorinated biphenyls.

          "HMS": Hanover Measurement Services Company, L.P., a Delaware limited partnership, and its successors and assigns.

          "HMS Entities": HMS, Meter Acquisition Company LP, LLLP, a Delaware limited liability partnership, Hanover Measurement, LLC, a Delaware limited liability company, HCC Holdings, Inc., a Delaware corporation and Hanover MAC, LLC, a Delaware limited liability company.

          "HMS Transactions": the transactions described in the Common Agreement, dated as of September 30, 1999, by and among Meter Acquisition Company LP, LLLP, Hanover Measurement Services Company, L.P., HPL, Hanover MAC, LLC, HCC Holdings, Inc., Barclays Bank PLC, as agent and arranger, Credit Lyonnais New York Branch, as syndication agent and the other parties thereto.

          "Holdings": Hanover Compressor Company, a Delaware corporation, the parent company of HCC.

          "Holdings Guarantee": the Holdings Guarantee made by Holdings in favor of the Administrative Agent for the benefits of the Lenders, substantially in the form of Exhibit D, as amended, supplemented or otherwise modified from time to time.

          "HPL": Houston Pipe Line Company, a Delaware corporation, and its successors and assigns.

          "Indebtedness": of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under Financing Leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien (other than any lien of a type described in subsection 8.3(a) through (j)) on any property owned by such Person even though it has not assumed or otherwise become liable for the payment thereof, provided that all obligations of such Person with respect to Equipment Lease Tranche A Loans shall be considered Indebtedness of such Person and (e) solely for purposes of subsection 8.2, the aggregate drawable amount of letters of credit issued for the account of such Person. For purposes of clarification, the obligations with respect to the Equipment Leases shall not be deemed to constitute Indebtedness under the preceding clause (d) solely by virtue of the grant by HCC thereunder of a Lien on its interest in the Equipment subject to such Equipment Lease to secure HCC's and the Guarantor's obligations in connection therewith.

          "indemnified liabilities": as defined in subsection 11.5.

          "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "Insolvent": pertaining to a condition of Insolvency.

          "Intellectual Property": as defined in subsection 5.9.

          "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

          "Interest Period": with respect to any Eurodollar Loan:

          (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by HCC in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

          (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by HCC by irrevocable notice to the Administrative Agent not less than three Working Days prior to the last day of the then current Interest Period with respect thereto;

     provided that, all of the foregoing provisions relating to the Interest Periods are subject to the following:

               (i) if an Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Working Day, such Interest Period shall be extended to the next succeeding Working Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day;

               (ii) any Interest Period that would otherwise extend beyond the Final Maturity Date shall end on the Final Maturity Date;

               (iii) any Interest Period pertaining to a Eurodollar Loan that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month; and

               (iv) HCC shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

          "Investments":  as defined in subsection 8.10.

          "Investors": the parties that hold the beneficial interest in the respective Lessors.

          "Issuing Lender": Chase or any other Lender (with such Lender's consent), in its capacity as issuer of any Letter of Credit.

          "Joint Venture": any Person in which Holdings or one or more Subsidiaries own equity interests representing 1% or more but 50% or less of the aggregate equity interests of such Person.

          "Judgment Currency":  as defined in subsection 11.15(b).

          "L/C Commitment":  $75,000,000.

          "L/C Fee Payment Date": the last day of each March, June, September and December.

          "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit issued in Dollars, (b) the aggregate then undrawn and unexpired Dollar Equivalent of the then outstanding Letters of Credit issued in any Available Foreign Currency and (c) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 4.5(a).

          "L/C Participants": the collective reference to all the Lenders other than the Issuing Lender.

          "Lessors":  the lessors under the Equipment Leases.

          "Letters of Credit":  as defined in subsection 4.1(a).

          "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Financing Lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

          "Loan": any loan made by any Lender pursuant to this Agreement.

          "Loan Documents": this Agreement, the Notes, the Applications and the Guarantees.

          "MAC": Meter Acquisition Company LP, LLLP, a Delaware registered limited liability limited partnership, and its successors and assigns.

          "Material Adverse Effect": a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole, (b) the ability of Holdings or any of the Subsidiaries of Holdings to perform their respective obligations under this Agreement, the Notes, or the Guarantees, or (c) the validity or enforceability of this Agreement or any of the Notes or any Application or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

          "Material Subsidiary": at any particular date, each Subsidiary of Holdings for which the aggregate value of all assets owned by such Subsidiary is greater than $5,000,000.

          "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "New Convertible Notes": convertible notes to be offered and issued by Holdings in an aggregate principal amount not to exceed $150,000,000 which will not have any scheduled principal payments prior to 2008 and which will have terms and conditions either (i) at least as favorable to the Lenders, Holdings and HCC as are contained in the 2008 Notes or (ii) approved by the Required Lenders. The proceeds of the New Convertible Notes will be used first, to repay the Seller Note, second to pay fees and expenses of issuance of the New Convertible Notes and third, for general corporate purposes.

          "Non-Recourse Indebtedness": Indebtedness (i) as to which neither Holdings nor any of its Qualified Subsidiaries (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness), or
     (b) is directly or indirectly liable (as guarantor or otherwise) and (ii) the explicit terms of which provide that there is no recourse against any of the assets of Holdings or its Qualified Subsidiaries (other than the Capital Stock of an Unqualified Subsidiary) or that recourse is limited to assets which do not include the assets of Holdings or its Qualified Subsidiaries (other than the Capital Stock of an Unqualified Subsidiary).

          "Note": any note made by HCC to any Lender pursuant to this Agreement; collectively the "Notes".

          "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to HCC, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of HCC to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

          "Participant": as defined in subsection 11.6(b).

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

          "Permitted Business Acquisition": the formation of a new Subsidiary or any acquisition of all or substantially all the assets of, or 50% or more of the shares of capital stock, partnership interests, joint venture interests, limited liability company interests or other similar equity interests in, or the acquisition of any compression and/or oil and gas production equipment assets of, a Person or division or line of business of a Person (or any subsequent investment made in a Person previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) all transactions related thereto shall be consummated in accordance with applicable laws, (c) such acquired or newly formed corporation, partnership, association or other business entity shall be a Subsidiary and all actions required to be taken, if any, with respect to such acquired or newly formed Subsidiary under subsection
     7.9 shall have been taken, (d)(i) Holdings shall be in compliance, on a pro forma basis after giving effect to such acquisition or formation, with the covenants contained in subsection 8.1 recomputed as at the last day of the most recently ended fiscal quarter of Holdings as if such acquisition had occurred on the first day of each relevant period for testing such compliance, and Holdings shall have delivered to the Administrative Agent an officers' certificate to such effect, together with all relevant financial information for such Person or assets and (ii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness or Guarantee Obligations (except for Indebtedness and Guarantee Obligations permitted by subsections 8.2 and 8.4), and (e) any acquired or newly formed Subsidiary (including Subsidiaries thereof) shall not have (except for Indebtedness and Guarantee Obligations permitted by subsections 8.2 and 8.4) any material liabilities (contingent or otherwise), including, without limitation, liabilities under Environmental Laws and liabilities with respect to any Plan, and the Borrower shall have delivered to the Administrative Agent a certificate, signed by a Responsible Officer, that to the best of such officer's knowledge, no such material liabilities exist.

          "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which HCC, or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "POC": the collective reference to Production Operators Corporation, a Delaware corporation, and its direct and indirect subsidiaries and joint ventures in which it directly or indirectly owns an interest, which are being acquired by Holdings and its Subsidiaries.

          "POC Acquisition": the acquisition by HCC of the capital stock of POC on August 31, 2001.

          "Pricing Grid": the pricing grid attached hereto as Annex A.

          "Properties":  as defined in subsection 5.16.

          "Purchasing Lenders":  as defined in subsection 11.6(c).

          "Qualified Subsidiary": each Subsidiary of Holdings organized under a jurisdiction of the United States and having assets located primarily in the United States.

          "Register":  as defined in subsection 11.6(d).

          "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System.

          "Reimbursement Obligation": the obligation of HCC to reimburse the Issuing Lender pursuant to subsection 4.5(a) for amounts drawn under Letters of Credit.

          "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived by the PBGC.

          "Required Lenders": at any time, Lenders the Commitment Percentages of which aggregate more than 50%.

          "Requirement of Law": as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Responsible Officer": the chief executive officer, president, the executive vice president, treasurer or secretary of the applicable Credit Party, or, with respect to financial matters, the chief financial officer or treasurer of the applicable Credit Party.

          "Restricted Payment": as defined in subsection 8.8.

          "Restructuring": includes both (i) the restructuring of HCC and the creation of Holdings as the corporate parent of HCC effective on December 9, 1999, pursuant to Section 251(g) of the Delaware General Corporation Law, and (ii) the merger of HCC into a newly formed limited partnership which is a Subsidiary of Holdings (such partnership to be the surviving entity of such merger).

          "Revolving Credit Loans": as defined in subsection 2.1.

          "Sale and Leaseback Transaction": as defined in subsection 8.13.

          "Seller Note": as defined in subsection 8.2(k).

          "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Standby Letter of Credit": as defined in paragraph 4.1(b)(i)(A).

          "Subordinated Debt": as to any Person, any unsecured Indebtedness (including, with respect to HCC, the Shareholder Subordinated Debt, and, with respect to Holdings, the TIDES Debentures) the terms of which provide that such Indebtedness is subordinate and junior in right of payment to the payment of all obligations and liabilities of such Person to the Administrative Agent and the Lenders hereunder; provided, that prior to an Event of Default, Holdings and any Subsidiary may make regularly scheduled interest payments in respect of such Indebtedness.

          "Subordinated Guarantee Obligation": as to any Person, any unsecured Guarantee Obligation the terms of which provide that such Guarantee Obligation is subordinate and junior in right to the payment of all the obligations and liabilities of such Person to the Agent and the Lenders.

          "Subsidiaries' Guarantee": the Subsidiaries' Guarantee made certain Subsidiaries of Holdings in favor of the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit B, as amended, supplemented or otherwise modified from time to time.

          "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified (i) all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings and (ii) all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall exclude Unrestricted Subsidiaries unless Unrestricted Subsidiaries are expressly included.

          "Subsidiary Guarantor": each Subsidiary which is a party to a Guarantee.

          "Synthetic Guarantee": any of the 2001A Guarantee, the 2001B Guarantee, the 2000A Guarantee, the 2000B Guarantee and the 1999 Guarantee.

          "TIDES": shall mean the Term Income Deferrable Equity Securities (TIDES)(sm) issued pursuant to the TIDES Declaration of Trust.

          "TIDES Declaration of Trust": shall mean the Amended and Restated Declaration of Trust, dated as of December 15, 1999, by Holdings, the holders of interests in the Trust from time to time and the trustees thereof.

          "TIDES Debentures": the unsecured debentures junior and subordinate in right of payment to all the obligations and liabilities of Holdings issued pursuant to the TIDES Indenture.

          "TIDES Guarantees": means (i) the Preferred Securities Guarantee Agreement, dated as of December 15, 1999, between Holdings and Wilmington Trust Company, as guarantee trustee, and the Common Securities Guarantee Agreement, dated as of December 15, 1999, by Holdings.

          "TIDES Indenture": shall mean the Indenture, dated as of December 15, 1999, between Holdings and Wilmington Trust Company, as trustee thereunder.

          "TIDES Trust": Hanover Compressor Capital Trust, a Delaware business trust, and its successors and assigns.

          "Tranche": the collective reference to Eurodollar Loans the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

          "Tranche A Portion of the 2001A Equipment Lease Transaction" shall mean the product of (i) 75.01% and (ii) the aggregate outstanding principal amount of the 2001A Equipment Lease Securities.

          "Tranche A Portion of the 2001B Equipment Lease Transaction" shall mean the product of (i) 67.90% and (ii) the aggregate outstanding principal amount of the 2001B Equipment Lease Securities.

          "Transferee": as defined in subsection 11.6(f).

          "2008 Notes": the 4.75% Convertible Senior Notes due 2008 issued by Holdings in an aggregate principal amount of $192,000,000.

          "2001A Equipment Lease Securities": as defined in the definition of "2001A Equipment Lease Transaction".

          "2001B Equipment Lease Securities": as defined in the definition of "2001B Equipment Lease Transaction".

          "2001A Equipment Lease Transaction": the synthetic off-balance sheet lease financing consummated on August 31, 2001 pursuant to the 2001A Participation Agreement.

          "2001B Equipment Lease Transaction": the synthetic off-balance sheet lease financing consummated on August 31, 2001 pursuant to the 2001B Participation Agreement.

          "Type": as to any Loan, its nature as an ABR Loan or a Eurodollar
     Loan.

          "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended, revised or replaced from time to time.

          "Unqualified Subsidiary": any Subsidiary of Holdings other than Qualified Subsidiaries.

          "Unrestricted Subsidiary": (i) any Subsidiary of HCC that exists on July 27, 2001 and is so designated as an Unrestricted Subsidiary by HCC in writing to the Administrative Agent, (ii) any Subsidiary of HCC that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of HCC, as provided below), and (iii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of HCC (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if all of the following conditions apply and continue to apply following such designation: (a) neither HCC nor any of its Subsidiaries (other than another Unrestricted Subsidiary) provides credit support for Indebtedness or other obligations of such Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness or obligations) except as permitted by subsection 8.10 and (b) any Investment by HCC or the Restricted Subsidiaries in such Unrestricted Subsidiary made as a result of designating such subsidiary an Unrestricted Subsidiary shall not violate the provisions described under subsection 8.10 and such Unrestricted Subsidiary is not party to any agreement, contract, arrangement or understanding at such time with HCC or any other Subsidiary (other than another Unrestricted Subsidiary) of HCC unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to HCC or such other Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of HCC or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed an Investment. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by filing with the Administrative Agent a resolution of the Board of Directors of HCC giving effect to such designation and an officer's certificate certifying that such designation complies with the foregoing conditions and any Investment by HCC in such Unrestricted Subsidiary shall be deemed the making of an Investment on the date of designation in an amount equal to the greater of
     (1) the net book value of such Investment or (2) the fair market value of such Investment as determined in good faith by the Board of Directors (and evidenced by a resolution of the Board of Directors). The Board of Directors may designate any Unrestricted Subsidiary as a Subsidiary; provided (i) that, if such Unrestricted Subsidiary has any Indebtedness, immediately after giving effect to such designation, no Default or Event of Default would result, and (ii) that all Indebtedness of such Subsidiary shall be deemed to be incurred on the date such Unrestricted Subsidiary becomes a Subsidiary. Unrestricted Subsidiaries shall be deemed to be Affiliates of Holdings, HCC and their Subsidiaries. Any Subsidiary of an Unrestricted Subsidiary shall also be deemed to be an Unrestricted Subsidiary. Any Subsidiary of Holdings that is not an Unrestricted Subsidiary shall be a "Restricted Subsidiary".

          "Working Day": any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England.

          1.2  Other Definitional Provisions

          (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

          (b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to HCC and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                   SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

          2.1 Revolving Credit Commitments

          (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to HCC from time to time during the

Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Commitment Percentage of the then outstanding L/C Obligations, does not exceed the amount of such Lender's Commitment. During the Commitment Period, HCC may use the Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

          (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by HCC and notified to the Administrative Agent in accordance with subsections 2.2 and 3.5, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Final Maturity Date.

          (c) Revolving Credit Loans made under (and as defined in) the Existing Credit Agreement prior to the Amended and Restated Effective Date and outstanding on such date shall constitute Revolving Credit Loans hereunder.

          2.2 Procedure for Revolving Credit Borrowing

          HCC may borrow under the Commitments during the Commitment Period on any Working Day, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans, or on any Business Day, otherwise, provided that HCC shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (a) three Working Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans, or (b) on the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans, or a combination thereof and
(iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amount of such Type of Loan and the length of the initial Interest Period therefor. Each borrowing under the Commitments shall be in an amount equal to
(x) in the case of ABR Loans, $200,000 or a whole multiple of $100,000 in excess thereof (or, if the then Available Commitments are less than $200,000, such lesser amount) and (y) in the case of Eurodollar Loans, $500,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from HCC, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of HCC at the office of the Administrative Agent specified in subsection 11.2 prior to 12:00 noon, New York City time, on the Borrowing Date requested by HCC in funds immediately available to the Administrative Agent. Such borrowing will then be made available to HCC by the Administrative Agent crediting the account of HCC on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

          2.3 Increase of Commitments (a) HCC shall have the right to increase the Commitments from time to time pursuant to this subsection 2.3 (subject to the restrictions of subsection 2.3(d) below) as long as no Default or Event of Default has occurred and is continuing. In the event that HCC wishes to increase the aggregate Commitments at any time, it shall notify the Administrative Agent in writing of the amount (the "Offered Increase Amount") of such proposed increase (such notice, a "Commitment Increase Notice"); provided that the aggregate amount of any such increase in Commitments shall be at least $10,000,000. HCC may, at its election, (i) offer one or more of the Lenders the opportunity to participate in all or a portion of the Offered Increase Amount pursuant to paragraph (c) below and/or (ii) with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), offer one or more additional banks, financial institutions or other entities the opportunity to participate in all or a portion of the Offered Increase Amount pursuant to paragraph (b) below. Each Commitment Increase Notice shall specify which Lenders and/or banks, financial institutions or other entities HCC desires to participate in such Commitment increase. HCC or, if requested by HCC, the Administrative Agent, will notify such Lenders and/or banks, financial institutions or other entities of such offer.

          (b) Any additional bank, financial institution or other entity which HCC selects to offer participation in the increased Commitments and which elects to become a party to this Agreement and provide a Commitment in an amount so offered and accepted by it pursuant to subsection 2.3(a)(ii) shall execute a New Lender Supplement (in the form specified by the Administrative Agent) with HCC and the Administrative Agent, whereupon such bank, financial institution or other entity (herein called a "New Lender") shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule 1.1A shall be deemed to be amended to add the name and Commitment of such New Lender, provided that the Commitment of any such new Lender shall be in an amount not less than $5,000,000, provided further that on the effective date of such New Lender Supplement, there shall be no outstanding Eurodollar Loans hereunder or, if any Eurodollar Loans would be outstanding on the effective date of any such New Lender Supplement, HCC shall either (x) convert such Eurodollar Loans to ABR Loans, or (y) prepay, in accordance with the provisions of Section 3.4, such Eurodollar Loans immediately prior to such New Lender Supplement becoming effective (subject, in either case, to the payment provisions hereof).

          (c) Any Lender which accepts an offer to it by HCC to increase its Commitment pursuant to subsection 2.3(a)(ii) shall, in each case, execute a Commitment Increase Supplement (in the form specified by the Administrative Agent) with HCC and the Administrative Agent whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and Schedule 1.1A shall be deemed to be amended to so increase the Commitment of such Lender.

          (d) Notwithstanding anything to the contrary in this subsection 2.3
(i) in no event shall any transaction effected pursuant to this subsection 2.3 cause the aggregate Commitments hereunder to exceed $450,000,000 and (ii) no Lender shall have any obligation to increase its Commitment unless it agrees to do so in its sole discretion.

                   SECTION 3. INTEREST RATE PROVISIONS, FEES,
                            CONVERSIONS AND PAYMENTS

          3.1 Interest Rates and Payments Dates

          (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

          (b) Each ABR Loan shall bear interest at a rate per annum equal to ABR plus the Applicable Margin.

          (c) If all or a portion of (i) the principal amount of any Loan or
(ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, 2% above the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection or (y) in the case of overdue interest, to the extent permitted by law, 2% above the rate described in paragraph (b) of this subsection, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable on demand.

          3.2 Commitment Fee; Other Fees and Compensation

          (a) HCC agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the first day of the Commitment Period to the Final Maturity Date, computed at the rate per annum equal to the Applicable Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Final Maturity Date or such earlier date as the Commitments shall terminate as provided herein.

          (b) HCC agrees to pay to the Administrative Agent the fees and other compensation, in the amounts and on the dates specified in the fee letter separately agreed to between HCC and the Administrative Agent.

          3.3 Termination or Reduction of the Commitments

          HCC shall have the right during the Commitment Period, upon not less than five Business Days' notice to the Administrative Agent by HCC to terminate the Commitments or, from time to time, to reduce the amount of the Commitments, provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans then outstanding, when added to the then outstanding L/C Obligations, would exceed the Commitments then in effect. Any such reduction shall be in an amount equal to $100,000 or a whole multiple thereof and shall reduce permanently the Commitments then in effect.

          3.4 Optional Prepayments and other Repayments

          (a) HCC may at any time and from time to time, prepay the Loans, in whole or in part, without premium or penalty, upon at least three Working Days' irrevocable notice, in the case of Eurodollar Loans, and one Business Day's irrevocable notice, in the case of ABR Loans, by HCC to the Administrative Agent, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and if of a combination thereof, the amount allocable to each. If any such prepayment with respect to a Eurodollar Loan is made on a day other than the last day of an Interest Period, such prepayment shall be accompanied by any amounts required to be paid pursuant to subsection 3.13. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments shall be in an aggregate principal amount of $200,000 or a whole multiple of $100,000 in excess thereof.

          (b) HCC shall repay at any time, and there shall be due and payable at such time, such principal amount (together with accrued interest thereon), if any, of outstanding Revolving Credit Loans as may be necessary so that, after such repayment, the aggregate unpaid principal amount of Revolving Credit Loans does not exceed the Commitments in effect at such time after giving effect to any reduction in the Commitments pursuant to subsection 3.3.

          (c) (i) If, at any time during the Commitment Period, for any reason the Aggregate Outstanding Extensions of Credit exceeds the Commitments then in effect, HCC shall, without notice or demand, immediately prepay the Revolving Credit Loans, terminate or reduce Letters of Credit and/or repay Reimbursement Obligations in an amount equal to such excess.

               (ii) If, at any time during the Commitment Period, for any reason the aggregate L/C Obligations of all Lenders exceed 105% of the L/C Commitment then in effect, HCC shall, without notice or demand, immediately terminate or reduce Letters of Credit and/or repay Reimbursement Obligations in an amount equal to such excess.

          3.5 Conversion and Continuation Options

          (a) HCC may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. HCC may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Working Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has determined that such a conversion is not appropriate, (ii) any such conversion may only be made if, after giving effect thereof, subsection 3.6 shall not have been contravened and (iii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Final Maturity Date.

          (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by HCC giving notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has determined that such a continuation is not appropriate, (ii) if, after giving effect thereto, subsection 3.6 would be contravened or (iii) after the date that is one month prior to the Final Maturity Date and provided, further, that if HCC shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

          3.6 Minimum Amounts

          All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof.

          3.7 Computation of Interest and Fees

          (a) Commitment fees and interest on ABR Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed, and interest on Eurodollar Loans shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify HCC and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR, the Eurocurrency Reserve Requirements, the C/D Assessment Rate or the C/D Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify HCC and the Lenders of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on HCC and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the HCC, deliver to HCC a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 3.1(a).

          3.8 Inability to Determine Interest Rate

          In the event that prior to the first day of any Interest Period:

          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon HCC absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

          (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the costs to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telex, telecopy or telephonic notice thereof to HCC and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be converted to or continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall HCC have the right to convert Loans to Eurodollar Loans.

          3.9 Pro Rata Treatment and Payments

          (a) Each borrowing by HCC from the Lenders hereunder, each payment by HCC on account of any commitment fee hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by HCC on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. All payments (including prepayments) to be made by HCC hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office specified in subsection 11.2 in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Working Day.

          (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount that would constitute its Commitment Percentage of the borrowing on such date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date, and the Administrative Agent may, in reliance upon such assumption, make available to HCC a corresponding amount. If such amount is made available to the Administrative Agent on a date after such Borrowing Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal funds rate during such period as quoted by the Administrative Agent, times (ii) the amount of such Lender's Commitment Percentage of such


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

borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Lender's Commitment Percentage of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to such Loan, on demand, from HCC and any such payment by HCC shall not constitute a waiver of any right or remedy HCC may have with respect to any such Lender.

          3.10 Illegality

          Notwithstanding any other provision herein, if any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, HCC shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 3.13.

          3.11 Requirements of Law

          (a) In the event that any change in any Requirement of Law as in existence on the date hereof or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

          (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for taxes covered by subsection 3.12 and changes in the rate of tax on the overall net income of such Lender or tax imposed in lieu of net income taxes);

          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

          (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, HCC shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify HCC, through the Administrative Agent, by delivery of a certificate setting forth the amounts due and a description of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to HCC shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and all other amounts payable hereunder.

          (b) In the event that any Lender shall have determined that any change in any Requirement of Law as in existence on the date hereof regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to HCC (with a copy to the Administrative Agent) of a written request therefore, HCC shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

          3.12 Taxes

          (a) All payments made by HCC under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Administrative Agent and each Lender, net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or such Lender, as the case may be, as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Administrative Agent or such Lender (excluding a connection arising solely from the Administrative Agent or such Lender having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement) or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Taxes are payable by HCC, as promptly as possible thereafter HCC shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by HCC showing payment thereof. If HCC fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, HCC shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. Notwithstanding the foregoing, before making any demand for payment under this
Section 3.12(a) each Lender agrees to use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different lender office if the making of such a designation would avoid the need for, or reduce the amount of, such payments required under this
Section 3.12(a).

          (b) Each Lender, including, without limitation, each Purchasing Lender, that is not incorporated under the laws of the United States of America or a state thereof agrees that prior to the first Interest Payment Date or, in the case of a Purchasing Lender, the first Interest Payment Date to occur subsequent to the date it becomes a party hereto it will deliver to HCC and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form. Each such Lender also agrees to deliver to HCC and the Administrative Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to HCC and such extensions or renewals thereof as may reasonably be requested by HCC or the Administrative Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises HCC and the Administrative Agent. Such Lender shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each Lender which fails to provide to HCC in a timely manner such forms shall reimburse HCC upon demand for any penalties paid by HCC as a result of any failure of HCC to withhold the required amounts, that are caused by such Lender's failure to provide the required forms in a timely manner.

          3.13 Indemnity

          HCC agrees to indemnify each Lender and to hold each Lender harmless from any reasonable loss or expenses which such Lender may sustain or incur as a consequence of (a) default by HCC in payment when due of the principal amount of or interest on any Eurodollar


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

Loan, (b) default by HCC in making a borrowing of, conversion into or continuation of Eurodollar Loans after HCC has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by HCC in making any prepayment after HCC has given a notice thereof in accordance with the provisions of this Agreement or (d) conversion of or the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. This covenant shall survive the termination of this Agreement, the Loans and all other amounts payable hereunder.

          3.14 Replacement of Lenders

          If any Lender requests compensation under subsection 3.11, or if HCC is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to subsection 3.12, or if any Lender defaults in its obligation to fund Loans hereunder, then HCC may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) HCC shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or HCC (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under subsection 3.11 or payments required to be made pursuant to subsection 3.12, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling HCC to require such assignment and delegation cease to apply.

                          SECTION 4. LETTERS OF CREDIT

          4.1 L/C Commitment

          (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in subsection 4.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of HCC on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the L/C Obligations would exceed the L/C Commitment or the Available Commitment.

          (b) Each Letter of Credit shall:

          (i) be denominated in Dollars or any Available Foreign Currency and shall be either (A) a standby letter of credit issued to support obligations of HCC or its Subsidiaries (a "Standby Letter of Credit"), or
     (B) a commercial letter of credit issued in respect of the purchase of goods or services by HCC and its Subsidiaries in the ordinary course of business (a "Commercial Letter of Credit") and

          (ii) expire at or prior to the close of business on the date that is five Business Days prior to the Termination Date.

          (c) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

          (d) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

          (e) Each Issuing Lender shall from time to time provide the Administrative Agent with information reasonably requested by the Administrative Agent with respect to each Letter of Credit issued by such Issuing Lender, including stated amount, currency, beneficiary and expiry date.

          4.2 Procedure for Issuance of Letters of Credit

          HCC may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender, with a copy to the Administrative Agent, at their respective addresses for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and HCC. The Issuing Lender shall furnish a copy of such Letter of Credit to HCC and the Administrative Agent promptly following the issuance thereof.

          4.3 Fees, Commissions and Other Charges

          (a) HCC shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit, computed for the period from the date such Letter of Credit is issued to the date upon which the next such payment is due hereunder at the rate per annum equal to the Applicable Margin in effect from time to time for Eurodollar Loans, calculated on the basis of a 365 (or 366-, as the case may be) day year, of the daily aggregate amount available to be drawn under such Letter of Credit for the period covered by such payment. In addition, HCC shall pay to the

Issuer a fronting fee in the amount equal to .10% of the face amount of such Letter of Credit. Such commissions shall be payable in arrears on each L/C Fee Payment Date (and the Termination Date) and shall be nonrefundable. Such commissions with respect to each Letter of Credit denominated in an Available Foreign Currency shall be paid in Dollars, and for purposes of calculating the amount of such commissions applicable to each Letter of Credit denominated in an Available Foreign Currency, the face amount of such Letter of Credit shall be the Dollar Equivalent of such amount calculated at the Exchange Rate as of the relevant L/C Fee Payment Date.

          (b) In addition to the foregoing fees and commissions, HCC shall pay or reimburse the Issuing Lender for such reasonable, normal and customary costs and expenses as are actually incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

          (c) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this subsection.

          4.4 L/C Participations

          (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by HCC in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount in Dollars equal to such L/C Participant's Commitment Percentage of the amount of the Dollar Equivalent of such draft (calculated on the date such draft is paid by the Issuing Lender), or any part thereof, which is not so reimbursed.

          (b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to paragraph 4.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (1) such amount, times (2) the daily average Federal funds rate, as quoted by the Issuing Lender, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (3) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to paragraph 4.4(a) is not in fact made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

          (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 4.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from HCC or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

          4.5 Reimbursement Obligation of HCC

          (a) HCC agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies HCC of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses reasonably incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in Dollars and in immediately available funds.

          (b) Interest shall be payable on any and all amounts remaining unpaid by HCC under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding ABR Loans which were then overdue.

          (c) Each drawing under any Letter of Credit shall constitute a request by HCC to the Administrative Agent for a borrowing pursuant to subsection 2.4 (Procedure for Revolving Credit Borrowing) of ABR Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.

          4.6 Obligations Absolute

          (a) HCC's obligations under this Section 4 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which HCC may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit.

          (b) HCC also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and HCC's Reimbursement Obligations under subsection 4.5(a) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among HCC and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of HCC against any beneficiary of such Letter of Credit or any such transferee.

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

          (c) The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct.

          (d) HCC agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on HCC and shall not result in any liability of the Issuing Lender to HCC.

          4.7 Letter of Credit Payments

          If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify HCC of the date and amount thereof. The responsibility of the Issuing Lender to HCC in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

          4.8 Application

          To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 4, the provisions of this Section 4 shall apply.

          4.9 Letters of Credit Denominated in Available Foreign Currencies

          Notwithstanding any other provision of this Section 4, in the event that any Letter of Credit is denominated in any currency other than Dollars, the amount of the Reimbursement Obligation of HCC pursuant to Section 4.5 in respect of such Letter of Credit shall bear interest as provided in Section 4.5 with respect to amounts owing in Dollars; provided, that (i) the interest rate on such amounts shall be the rate reasonably determined by the relevant Issuing Lender to be the equivalent rate, in respect of the relevant non-Dollar currency, to the applicable rate provided in Section 4.5 with respect to amounts denominated in Dollars and (ii) if HCC fails to pay any such Reimbursement Obligation required by Section 4.5 on or prior to the third Business Day following the date of the drawing to which such Reimbursement Obligation relates, then, on the fourth Business Day following such date of drawing, the relevant Issuing Lender, in cooperation with the Administrative Agent, shall determine the Dollar Equivalent of the amount of such Reimbursement Obligation, and the Borrower's obligation in respect of such Reimbursement Obligation shall be converted to such Dollar Equivalent, with interest thereon as provided in
Section 4.5 (provided, that if the Application in respect of such Letter of Credit provides for conversion of such amount into Dollars on any earlier date or at any other conversion rate, the provisions of such Application shall control with respect to such conversion).

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

          4.10 Change in Law; Availability of Foreign Currencies. Notwithstanding any other provision of this Agreement, if, after the date hereof, (a) any change in law shall make it unlawful for any Issuing Lender to issue Letters of Credit denominated in an Available Foreign Currency, or (b) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates that would make it impracticable for any Issuing Lender to issue Letters of Credit denominated in such Available Foreign Currency for the account of the Borrower, then by prompt written notice thereof to the Borrower and to the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), such Issuing Lender may declare that Letters of Credit will not thereafter be issued by it in the affected Available Foreign Currency or Available Foreign Currencies, whereupon the affected Available Foreign Currency or Available Foreign Currencies shall be deemed (for the duration of such declaration) not to constitute an Available Foreign Currency for purposes of the issuance of Letters of Credit by such Issuing Lender.

          SECTION 5. REPRESENTATIONS AND WARRANTIES

          To induce the Agents and the Lenders to enter into this Agreement and to make Loans and issue or participate in the Letters of Credit, Holdings and HCC hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

          5.1 Financial Condition

     (a) The unaudited pro forma consolidated balance sheet of Holdings and its consolidated Subsidiaries as at September 30, 2001 (the "Pro Forma Balance Sheet"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to the consummation of the POC Acquisition. The Pro Forma Balance Sheet has been prepared based on the best information available to Holdings as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of Holdings and its consolidated Subsidiaries as at September 30, 2001, assuming that the events specified in the preceding sentence had actually occurred at such date.

     (b) The audited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at December 31, 1999 and December 31, 2000, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial conditions of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal years then ended. The unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at September 30, 2001, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial conditions of Holdings and its consolidated Subsidiaries, as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto,

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

have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Holdings, HCC and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from September 30, 2001 to and including the date hereof there has been no Disposition by Holdings or any of its Subsidiaries, as applicable, of any material part of their business or property (other than to Holdings or any of its Subsidiaries).

          5.2 No Change

          Since December 31, 2000 (a) there has been no development or event nor any prospective development or event, which has had or would reasonably be expected to have a Material Adverse Effect and (b) except as disclosed on
Schedule 5.2 to this Agreement, as of the date of this Agreement, no dividends or other distributions have been declared, paid or made upon the Capital Stock of Holdings or HCC nor has any of the Capital Stock of Holdings or HCC (other than in connection with the Restructuring) been redeemed, retired, purchased or otherwise acquired for value by Holdings or any of its respective Subsidiaries.

          5.3 Corporate Existence; Compliance with Law

          Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          5.4  Corporate Power; Authorization; Enforceable Obligations

          Each Credit Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party. HCC has the corporate power and authority, and the legal right, to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement, and the Applications. Each Credit Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person (other than consents or authorizations the failure to obtain would not, in the aggregate, reasonably be expected to have a Material Adverse Effect) is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, the Applications or any of the other Loan Documents, except consents, authorizations, filings and notices described in
Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. This Agreement has been, and, each Application and each other Loan Document will be, duly executed and delivered on behalf of the Credit Parties party thereto. This Agreement constitutes, and each Note, each Application and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of the Credit Parties party thereto enforceable against such Credit Parties in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          5.5 No Legal Bar

          The execution, delivery and performance of this Agreement, the Applications, and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of any Credit Party thereto and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except as contemplated hereby or thereby and except to the extent any such violation or creation or imposition of a Lien would not reasonably be expected to have a Material Adverse Effect.

          5.6 No Material Litigation

          Except as set forth in HCC's Form 10-Q, filed with respect to the period ending September 30, 2001, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or HCC, threatened by or against any Credit Party or against any of their respective properties or revenues (a) with respect to this Agreement, or the other Loan Documents or any of the transactions contemplated hereby, or (b) which would reasonably be expected to have a Material Adverse Effect.

          5.7 No Default

          None of the Credit Parties nor any of their respective Subsidiaries is in default under or with respect to any of their respective Contractual Obligations in any respect which if not cured would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          5.8 Ownership of Property; Liens; Leases of Equipment

          Each of the Credit Parties has good record and marketable title in fee simple (except for exceptions to title as will not in the aggregate materially interfere with the present or contemplated use of the property affected thereby) to, or a valid leasehold interest in, all its real property, and good title to all its other property, and none of such property is subject to any Lien except as permitted by subsection 8.3. None of the Equipment or Inventory (as defined in the Uniform Commercial Code) owned by any Credit Party has been leased by such Credit Party as lessor, except pursuant to operating leases (which do not constitute Financing Leases). As used herein, Equipment or Inventory leased by a Credit Party under a Financing Lease shall be deemed "owned" by such Credit Party.

          5.9 Intellectual Property

          Each Credit Party owns, or is licensed to use, all trademarks, tradenames, trade secrets, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which would not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). To the knowledge of Holdings or HCC, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Holdings or HCC know of any valid basis for any such claim, which would reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by the Credit Parties does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          5.10 Taxes

          Each of the Credit Parties has filed or caused to be filed all tax returns which, to the knowledge of Holdings and HCC, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of any of the Credit Parties, as the case may be); no tax Lien has been filed against the property of any Credit Party, and, to the knowledge of Holdings and HCC, no claim is being asserted, with respect to any such tax, fee or other charge.

          5.11 Federal Regulations

          No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors. If requested by any Lender or the Administrative Agent, HCC will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.

          5.12 ERISA

          Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred and no lien in favor of the PBGC or a Plan has arisen during the five-year period prior to the date as of which this representation is deemed made. The present value of all accrued benefits under each Single Employer Plan maintained by HCC, or any Commonly Controlled Entity (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither HCC nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither HCC nor any Commonly Controlled Entity would become subject to any liability under ERISA if HCC or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of HCC and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits.

          5.13 Investment Company Act; Other Regulations

          None of the Credit Parties is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. None of the Credit Parties is subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness or change rates or change tariffs. None of the Credit Parties are "holding companies" or "subsidiary companies" of a "holding company" or a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          5.14 Subsidiaries

          As of the Amended and Restated Effective Date, Holdings has no Subsidiaries other than as set forth on Schedule 5.14. Except if a Credit Party, other than cash or Cash Equivalents located in bank accounts at Chase, none of the assets owned by any Unqualified Subsidiary as of the date hereof are located within the United States of America or any territory thereof.

          5.15 Purpose of Loans

          The proceeds of the Loans shall be used for the working capital and general corporate purposes of HCC and its Subsidiaries.

          5.16 Environmental Matters

          Each of the representations and warranties set forth in paragraphs (a) through (f) of this subsection is true and correct with respect to each parcel of real property owned or operated by any of the Credit Parties (the "Properties"), except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect:

          (a) Except as set forth on Schedule 5.16, the Properties do not contain, and have not previously contained, in, on, or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in concentrations which violate Environmental Laws.

          (b) Except as set forth on Schedule 5.16, the Properties and all operations and facilities at the Properties are in compliance with all Environmental Laws, and there is no Hazardous Materials contamination or violation of any Environmental Law which would reasonably be expected to interfere with the continued operation of any of the Properties or impair the fair saleable value of any thereof.

          (c) Except as set forth on Schedule 5.16, none of the Credit Parties has received any complaint, notice of violation, alleged violation, investigation or advisory action or of potential liability or of potential responsibility regarding environmental protection matters or environmental permit compliance with regard to the Properties which has not been resolved, nor is HCC aware that any Governmental Authority is contemplating delivering to any Credit Party any such notice.

          (d) Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Properties in concentrations that violate Environmental Laws, nor have any Hazardous Materials been transferred to any other location, in violation of any Environmental Laws from the Properties or as a result of the sale or lease of any equipment or inventory of any Credit Party.

          (e) There are no governmental, administrative actions or judicial proceedings pending or contemplated under any Environmental Laws to which any Credit Party is or to HCC's knowledge will be named as a party with respect to the Properties, nor to HCC's knowledge are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.

          5.17 Accuracy and Completeness of Information

          The factual statements contained in the Loan Documents and each other agreement, instrument, certificate and document related thereto and any other certificates or documents furnished or to be furnished to the Administrative Agent or the Lenders by any Credit Party from time to time in connection with this Agreement (in any case excluding any of the financial statements referred to in Section 5.1(a) hereof), taken as a whole, and taking into consideration all corrections or substituted documents, do not and will not, as of the date when made, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, all except as otherwise qualified herein.

          5.18 Senior Indebtedness

          The obligations of Holdings under the Holdings Guarantee constitute "Senior Indebtedness" or "Senior Debt" under the (i) if applicable, terms of the Seller Note, (ii) if applicable, the documentation for the 2001A Equipment Lease Transaction and (iii) if applicable, the documentation for the 2001B Equipment Lease Transaction. The Obligations of HCC constitute "Senior Indebtedness" or "Guarantor Senior Indebtedness" (i) if applicable, under the documentation for the 2001A Equipment Lease Transaction and (ii) if applicable, under the documentation for the 2001B Equipment Lease Transaction. The obligations of each Subsidiary under the Guarantees constitute "Guarantor Senior Indebtedness" under the documentation relating to the 2001A Equipment Lease Transaction (if applicable) and to the 2001B Equipment Lease Transaction (if applicable).

          5.19 Representations and Warranties in Existing Credit Agreement

          The representations and warranties contained in Section 5 of the Existing Credit Agreement and in any amendment, consent or waiver thereto were true and correct in all material respects on and as of the dates when made pursuant to the Existing Credit Agreement.

                        SECTION 6. CONDITIONS PRECEDENT

          6.1 Conditions to Each Extension of Credit

          The agreement of each Lender to make any extension of credit requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:

          (a) Representations and Warranties. Each of the representations and warranties made by the Credit Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless any such representations and warranties specifically refer to another date).

          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

          (c) Additional Documents. The Administrative Agent shall have received each additional document, instrument or item of information reasonably requested by it to further effect the purposes of this Agreement, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which any Credit Party may be a party.

          (d) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request to further effect the purposes of this Agreement.

Each borrowing by and Letter of Credit issued on behalf of HCC hereunder shall constitute a representation and warranty by HCC as of the date of such Loan that the conditions contained in this subsection 6.1 have been satisfied.

          6.2 Conditions to Amended and Restated Effective Date

          The Amended and Restated Effective Date shall be the date of satisfaction of the following conditions precedent:

          (a) Agreement; Consents. The Administrative Agent shall have executed this Agreement and shall have received counterparts hereof executed by Holdings and HCC, and duly acknowledged and agreed to by each of the Subsidiary Guarantors. The Administrative Agent shall have received a Subsidiaries' Guarantee executed by each Credit Party other than Holdings and HCC.

          (b) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Amended and Restated Effective Date.

          (c) Resolutions. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each Credit Party authorizing the execution of this Agreement and the performance of HCC's obligations hereunder and any borrowings hereunder from time to time, certified by the Secretary or an Assistant Secretary of each such Credit Party, as of the Amended and Restated Effective Date, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate.

          (d) Incumbency Certificate. The Administrative Agent shall have received, to the extent that it has not previously received, a certificate of the Secretary or Assistant Secretary of each Credit Party, dated the Amended and Restated Effective Date, as to the authority, incumbency and signature of each of the officers signing this Agreement, and any other instrument or document delivered by such Credit Party in connection herewith, together with evidence of the incumbency of such Secretary or Assistant Secretary.

          (e) Legal Opinions. The Administrative Agent shall have received such executed legal opinions of HCC and Holdings which the Administrative Agent shall reasonably request.

                        SECTION 7. AFFIRMATIVE COVENANTS

          Holdings hereby agrees that, so long as the Commitments remain in effect, any Note or any Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder, Holdings shall and Holdings (except in the case of delivery of financial information, reports, certificates and notices) shall cause each of its Subsidiaries to:

          7.1 Financial Statements

          Furnish to each Lender:

          (a) as soon as available for distribution to shareholders and creditors generally, but in any event within 120 days after the end of each fiscal year of Holdings, a copy of the consolidated balance sheet of Holdings and its consolidated Subsidiaries, as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers or other independent certified public accountants of nationally recognized standing not unacceptable to the Required Lenders;

          (b) as soon as available for distribution to shareholders and creditors generally, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries, as at the end of such year, and the related unaudited consolidated statements of income and retained earnings and of cash flows for such year, in each case setting forth in comparative form the figures for the corresponding period of the previous year and the figures for such period as shown on the budgets of Holdings for such year; and

          (c) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries, as at the end of such quarter, and the related unaudited consolidated statements of income and retained earnings and of cash flows of Holdings and its consolidated Subsidiaries, for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding period of the previous year, certified by a Responsible Officer as being fairly stated in all material respects when considered in relation to the consolidated financial statements of Holdings and its consolidated Subsidiaries, (subject to normal year-end audit adjustments), and in each case setting forth in comparative form the figures for such periods as shown on the budgets of such Person for such year;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

          7.2 Certificates; Other Information

          Furnish to each Lender:

          (a) concurrently with the delivery of the financial statements referred to in subsection 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and 7.1(c), a certificate of a Responsible Officer stating that, to the best of such Officer's knowledge, Holdings during such period has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, such certificate to include the original total dollar amount of any Equipment True Leases;

          (c) not later than 45 days following the end of each fiscal year of Holdings, a copy of the projections by Holdings of the operating budget and cash flow budget of Holdings and its Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of reasonable assumptions and that such Officer has no reason to believe they are incorrect or misleading in any material respect;

          (d) (i) within five days after the same are sent, copies of all financial statements and reports which Holdings, if at such time any class of such Person's securities are held by the public, sends to its stockholders generally, or, if otherwise, such financial statements and reports as are made generally available to the public, and (ii) within five days after the same are filed, copies of all financial statements and reports which HCC may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

          (e) concurrently with the delivery of the financial statements referred to in subsections 7.1(b) and (c), a management summary describing and analyzing the performance of Holdings and its Subsidiaries during the periods covered by such financial statements;

          (f) within 45 days after the end of each quarter in each fiscal year of Holdings, a certificate of the principal financial officer of Holdings showing both the Applicable Margin for the next quarter and the detailed computations necessary to calculate the Applicable Margin (an "Applicable Margin Certificate") and setting forth the aggregate drawable amount of outstanding Letters of Credit issued under this Agreement and the aggregate drawable amount of other letters of credit issued for the account of HCC or its Subsidiaries, in each case as of the last day of the immediately preceding quarter; and

          (g) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

          7.3 Payment of Obligations

          Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings or any Subsidiary of Holdings, as the case may be.

          7.4 Conduct of Business and Maintenance of Existence

          Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 8.5; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          7.5 Maintenance of Property; Insurance

          (a) Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

          7.6 Inspection of Property; Books and Records; Discussions

          Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Holdings and Subsidiaries of Holdings with officers and employees of Holdings and Subsidiaries of Holdings and with its independent certified public accountants; provided, however, that no such visit, inspection or examination or discussion shall unreasonably disrupt or interfere with normal operations of Holdings or any of its Subsidiaries and any such representatives of the Administrative Agent and the Lenders shall be accompanied by a Responsible Officer of Holdings. No failure to comply with any request for the exercise of rights hereunder shall be cause for any Event of Default unless such request is submitted in writing to Holdings with reference to this Section 7.6.

          7.7 Notices

          Promptly give notice to the Administrative Agent and each Lender of:

          (a) the occurrence of any Default or Event of Default of which Holdings has actual knowledge;

          (b) any (i) default or event of default by Holdings or any of its Subsidiaries under or with respect to any of their respective Contractual Obligations in any respect which, if not cured, would reasonably be expected to have a Material Adverse Effect, or to Holdings' knowledge any default or event of default by any third party under or with respect to any Contractual Obligation of said third party with Holdings or any of its Subsidiaries in a respect which, if not cured, would reasonably be expected to have a Material Adverse Effect (ii) litigation, investigation or proceeding of which Holdings has actual knowledge which may exist at any time between Holdings or any Subsidiary of Holdings and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

          (c) any litigation or proceeding affecting Holdings or any Subsidiary of Holdings of which Holdings has actual knowledge in which the amount involved is $5,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought and which if adversely determined would reasonably be expected to have a Material Adverse Effect;

          (d) the following events, as soon as possible and in any event within 30 days after Holdings has actual knowledge thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, or any withdrawal from, or the termination, Reorganization or Insolvency of any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or Holdings, any Commonly Controlled Entity with respect to the termination of any Single Employer Plan; and

          (e) a development or event which has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Holdings proposes to take with respect thereto.

          7.8 Environmental Laws

          Comply in all material respects with, and undertake all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all Environmental Laws and obtain and comply in all material respects with and maintain, and undertake all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, and upon discovery of any non-compliance or suspected non-compliance, undertake all reasonable efforts to attain full compliance;

          (a) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent that the failure to so conduct, complete or take such actions, or to comply with such orders and directives, would not in the aggregate reasonably be expected to have a Material Adverse Effect;

          (b) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of or noncompliance with any Environmental Laws applicable to the real property owned or operated by Holdings or any Subsidiary of Holdings, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor; and

          (c) Maintain a program to identify and promote substantial compliance with and to minimize prudently any liabilities or potential liabilities under any Environmental Law that may affect Holdings or any of its Qualified Subsidiaries.

          7.9 Subsequent Guarantees

          Holdings shall cause each Qualified Subsidiary (other than HCC, the TIDES Trust, HMS and MAC) of Holdings for which the aggregate value of all assets owned by such Qualified Subsidiary is or becomes greater than $20,000,000, to execute an amendment to the Subsidiaries' Guarantee pursuant to which it will become a guarantor under the Subsidiaries' Guarantee within one year after the later of (i) the date on which such Qualified Subsidiary becomes a Subsidiary of Holdings and (ii) the date on which such Qualified Subsidiary's assets attain an aggregate value in excess of $20,000,000; provided, however, that if during such one-year period the aggregate value of such Qualified Subsidiary's assets is or becomes $20,000,000 or less, such Qualified Subsidiary shall not be required to become a party to the Subsidiaries' Guarantee.

                         SECTION 8. NEGATIVE COVENANTS

          Holdings hereby agrees that, so long as the Commitments remain in effect, any Note or any Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder, Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

          8.1 Financial Condition Covenants

          (a) Maintenance of Consolidated Indebtedness to Consolidated Capitalization. Permit the ratio (expressed as a percentage) of Consolidated Indebtedness to Consolidated Capitalization of Holdings as at the end of any of Holdings' fiscal quarters to be greater than .65 to 1.0; provided that for purposes of calculating the numerator of the foregoing ratio, Consolidated Indebtedness shall exclude seventy percent (70%) of the Indebtedness in respect of the TIDES Debentures.

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

          (b) Current Ratio. Permit the Current Ratio of Holdings at the end of any of Holdings' fiscal quarters to be less than 1.0 to 1.0.

          (c) Consolidated Senior Indebtedness to Consolidated Adjusted EBITDA. Permit the ratio of Consolidated Senior Indebtedness of Holdings to Consolidated Adjusted EBITDA for the four consecutive fiscal quarters of Holdings most recently ended to be greater than 4.0 to 1.0.

          (d) Consolidated Indebtedness to Consolidated EBITDA. Permit the ratio of Consolidated Indebtedness to Consolidated EBITDA of Holdings for the four consecutive fiscal quarters of Holdings most recently ended ("Consolidated Leverage Ratio") to be greater than 4.5 to 1.0; provided that for purposes of calculating the numerator of the foregoing ratio, Consolidated Indebtedness of Holdings shall exclude seventy percent (70%) of the Indebtedness in respect of the TIDES Debentures.

          (e) Interest Coverage Ratio. Permit the ratio of Consolidated EBITDA to Consolidated Interest Expense of Holdings for the period of four consecutive fiscal quarters of Holdings most recently ended to be less than 2.5 to 1.0.; provided that for purposes of calculating the foregoing ratio, Consolidated Interest Expense of Holdings shall exclude any accrued but unpaid interest to the TIDES or TIDES Debentures.

          (f) Consolidated Senior Indebtedness to Consolidated EBITDA. Permit the ratio of Consolidated Senior Indebtedness to Consolidated EBITDA of Holdings for the four consecutive fiscal quarters of Holdings most recently ended ("Consolidated Senior Indebtedness Ratio") to be greater than 3.0 to 1.0.

          8.2 Limitation on Indebtedness

          Create, incur, assume or suffer to exist any Indebtedness, except:

          (a) Indebtedness in respect of the Loans, and other obligations of the Credit Parties under this Agreement and the other Loan Documents;

          (b) Indebtedness of HCC to any of its Subsidiaries and of any such Subsidiary which is a Credit Party to HCC or any other Subsidiary of HCC;

          (c) Indebtedness outstanding as of August 31, 2001 and listed on
     Schedule 8.2(c) and all extensions, renewals, replacements, refinancings and modifications thereof permitted hereunder;

          (d) [INTENTIONALLY OMITTED]

          (e) Indebtedness in respect of Financing Leases provided that, after giving effect thereto, subsection 8.7 is not contravened;

          (f) Indebtedness in respect of Subordinated Debt, the terms and conditions of which have been approved in writing by the Required Lenders and all extensions, renewals, replacements, refinancings and modifications thereof permitted hereunder;

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

          (g) Indebtedness of Unqualified Subsidiaries of Holdings; provided that any such Indebtedness is Non-Recourse Indebtedness;

          (h) Indebtedness of a Person which becomes a Subsidiary after the date hereof in an aggregate principal amount not exceeding as to Holdings and its Subsidiaries $10,000,000 at any time outstanding, provided that (i) such indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation thereof and (ii) immediately after giving effect to the acquisition of such Person by Holdings or any of its Subsidiaries no Default or Event of Default shall have occurred and be continuing;

          (i) Indebtedness in respect of Equipment Lease Tranche A Loans;

          (j) Indebtedness in respect of the 2008 Notes;

          (k) Indebtedness of Holdings evidenced by the subordinated promissory note dated as of August 31, 2001 issued by Holdings to Camco International Inc. in a principal amount of $150,000,000 plus the principal amount of any additional notes issued in payment of interest thereon (plus, in each case, the amount of all accrued and unpaid interest thereon which is added to the principal amount thereof) in connection with the POC Acquisition (all such notes collectively, as amended, restated, supplemented or otherwise modified, the "Seller Note");

          (l) Indebtedness in respect of New Convertible Notes in an aggregate amount not to exceed $150,000,000; provided that the proceeds of such Indebtedness are used first, to repay the Seller Note, second, to pay fees and expenses of issuance of the New Convertible Notes and third, for general corporate purposes;

          (m) Guarantee Obligations permitted by subsection 8.4; and

          (n) unsecured Indebtedness not otherwise permitted by clauses (a)-(m) above not exceeding $125,000,000 in the aggregate at any time outstanding.

          8.3 Limitation on Liens

          Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

          (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Holdings or any Subsidiary of Holdings, as the case may be, in conformity with GAAP;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;


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

          (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self insurance arrangements;

          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

          (f) leases or subleases granted to third Persons not interfering in any material respect with the business of Holdings or any of its Subsidiaries;

          (g) Liens arising from UCC financing statements regarding leases permitted by this Agreement or the Equipment Leases;

          (h) any interest or title of a lessor or sublessor under any lease permitted by this Agreement or the Equipment Leases;

          (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods so long as such Liens attach only to the imported goods;

          (j) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Holdings or any of its Subsidiaries in the ordinary course of business;

          (k) Liens created pursuant to Financing Leases permitted pursuant to
     Section 8.2(e);

          (l) Liens in existence on the Closing Date listed on Schedule 8.3(l), securing Indebtedness permitted by subsection 8.2(c), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

          (m) Liens on (i) natural gas compressors and related equipment, and usual accessories and improvements and proceeds thereof, and (ii) oil and gas production equipment, in each case, the acquisition of which were financed with the proceeds of the Indebtedness permitted by subsection 8.2(e) and which secures only such Indebtedness, provided that any such Lien is placed upon such natural gas compressor or related equipment or such oil and gas production equipment at the time of the acquisition of such natural gas compressors or related equipment or such oil and gas production equipment by Holdings or any of its Subsidiaries and the Lien extends to no other property, and

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

     provided, further, that no such Lien is spread to cover any additional property after the date such Lien attaches and that the amount of Indebtedness secured thereby is not increased;

          (n) Liens on assets of Holdings, HMI, Hanover/Smith and the Real Estate Subsidiary listed on Schedule 8.3(n), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

          (o) Liens on the assets of Unqualified Subsidiaries of Holdings securing Indebtedness of such Unqualified Subsidiaries permitted under
     Section 8.2(g);

          (p) Liens securing Derivatives entered into by Holdings and its Subsidiaries which are permitted hereunder;

          (q) Liens securing Indebtedness of Holdings or any Subsidiary permitted under subsection 8.2(d) so long as such Liens attach only to the assets acquired or financed pursuant to such subsection;

          (r) Liens on the property or assets of a Person which becomes a Subsidiary after the date hereof securing Indebtedness permitted by subsection 8.2(h), provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof,
     (ii) any such Lien is not spread to cover any property or assets of such Person after the time such Person becomes a Subsidiary, and (iii) the amount of Indebtedness secured thereby is not increased;

          (s) Liens that arise in connection with the Equipment Lease Transactions;

          (t) Liens listed on Schedule 8.3(t);

          (u) Liens not otherwise permitted in clauses (a)-(t) above securing Indebtedness not exceeding $2,500,000 in the aggregate; and

          (v) Liens on the property or assets of POC securing Indebtedness permitted by subsection 8.2 and Guarantee Obligations permitted by subsection 8.4(j), provided that (i) such Liens existed at the time POC became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any property or assets of POC after the time POC becomes a Subsidiary, and (iii) the amount of Indebtedness, Guarantee Obligations and other obligations secured thereby is not increased.

          8.4 Limitation on Guarantee Obligations

          Create, incur, assume or suffer to exist any Guarantee Obligation except:

          (a) the Guarantees and the Equipment Lease Guarantees;

          (b) up to $5,000,000 in the aggregate of Guarantee Obligations of HCC or any of its Subsidiaries in connection with indebtedness incurred by customers of HCC or any

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

     of its Subsidiaries; provided, that the proceeds of any such indebtedness shall be used by such customers to purchase natural gas compressors or oil and gas production equipment from HCC or any of its Subsidiaries;

          (c) Guarantee Obligations (in respect of obligations not constituting Indebtedness) arising under agreements entered into by HCC or any of its Subsidiaries in the ordinary course of business;

          (d) guarantees in respect of Indebtedness (other than Subordinated
     Debt) permitted under this Agreement;

          (e) Guarantee Obligations of Holdings and any of its Subsidiaries arising pursuant to the Equipment Lease Transactions;

          (f) the Guarantor Obligations of HCC in the nature of a guarantee or indemnification for, in each case, performance obligations (and not Indebtedness) as contemplated by the HMS Transactions;

          (g) the Subordinated Guarantee Obligations of Holdings arising under the TIDES Guarantees;

          (h) up to $70,000,000 in the aggregate of existing Guarantee Obligations of POC and listed on Schedule 8.4, provided that such Guarantee Obligations existed at the time POC became a Subsidiary and were not created in anticipation thereof; and

          (i) Guarantee Obligations of HCC and its Subsidiaries in respect of the obligations of POC listed on Schedule 8.4, provided that the aggregate principal amount of such obligations for which HCC and its Subsidiaries shall be liable shall not exceed $70,000,000.

          8.5 Limitations on Fundamental Changes

          Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

          (a) any Subsidiary may be merged or consolidated with or into any Qualified Subsidiary; provided, that a Qualified Subsidiary shall be the continuing or surviving corporation;

          (b) Holdings or any Qualified Subsidiary may be merged or consolidated with any other Person organized under a jurisdiction of the United States with assets held primarily in the United States; provided, that Holdings or such Qualified Subsidiary shall be the continuing or surviving corporation, the Administrative Agent is provided with written notice, and after giving effect thereto no Default or Event of Default would exist or reasonably be expected to be caused thereby and provided, further, that Holdings may not merge with or consolidate into any Subsidiary;

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

          (c) any Qualified Subsidiary may sell, lease, assign, transfer or otherwise dispose of any or all of its assets to any Qualified Subsidiary;

          (d) any Unqualified Subsidiary may be merged or consolidated with or into any other Person other than Holdings and/or may sell, lease, assign, transfer or otherwise dispose of any of its assets (upon voluntary liquidation or otherwise) to any other Person other than Holdings provided that, if merged or consolidated with or into a Qualified Subsidiary, the Qualified Subsidiary will remain as a `Qualified Subsidiary' after the merger;

          (e) pursuant to the Equipment Lease Transactions;

          (f) the TIDES Trust may wind up or dissolve itself (or suffer a liquidation or dissolution), or convey, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, as contemplated by the TIDES Declaration of Trust; and

          (g) any of the HMS Entities may wind up, dissolve (or suffer a liquidation or dissolution), or convey, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets.

          8.6 Limitation on Sale or Lease of Assets

          Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except:

          (a) obsolete or worn out property disposed of in the ordinary course of business, provided that the aggregate value of obsolete or worn out natural gas compressors and oil and gas production equipment disposed of in the ordinary course of business does not exceed $20,000,000 during any fiscal year of Holdings;

          (b) the sale of inventory in the ordinary course of business, provided that if such inventory is comprised of natural gas compressors or oil and gas production equipment, such natural gas compressors or oil and gas production equipment were never part of the natural gas compressors or oil and gas production equipment leased or held for lease by HCC or any of its Subsidiaries;

          (c) the lease or sublease by HCC or any of its Subsidiaries as lessor of natural gas compressors and oil and gas production equipment in the ordinary course of business under operating leases (which do not constitute Financing Leases);

          (d) the sale or discount without recourse of defaulted accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

          (e) as permitted by subsection 8.5;

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

          (f) the sale of natural gas compressors and oil and gas production equipment, other than disposals and sales covered by clauses (a) and (b) above, provided that the fair market value of natural gas compressors and oil and gas production equipment sold during the term of this Agreement does not exceed ten percent of the aggregate fair market value of all natural gas compressors and oil and gas production equipment owned by HCC and its Qualified Subsidiaries; provided further that if the proceeds are reinvested in natural gas compressors or oil and gas production equipment to be owned by HCC or its Qualified Subsidiaries within nine months after the sale of the assets which produced such proceeds, such proceeds shall not be included for purposes of this covenant;

          (g) the lease by the Real Estate Subsidiary or any other Qualified Subsidiary as lessor of real estate properties to HCC or any Qualified Subsidiary of HCC for use by HCC or such Qualified Subsidiary as the site of its offices and facilities;

          (h) the sale or exchange of natural gas compressors to the Lessor in connection with the Equipment Lease Transactions; and

          (i) the lease of assets as listed on Schedule 8.6(i).

          8.7 Limitation on Leases

          Permit Consolidated Lease Expense for any fiscal year of Holdings to exceed $20,000,000, except to the extent any such excess results from expenses relating to any Equipment True Leases.

          8.8 Limitation on Dividends

Declare or pay any dividend (other than dividends payable solely in common stock of such Person) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of such Person or any warrants or options to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings or any Subsidiary of Holdings (collectively, "Restricted Payments"), except that if no Default or Event of Default exists or would reasonably be expected to be caused thereby (i) Subsidiaries of Holdings may declare and pay dividends to Holdings (to the extent necessary to pay interest on, or redeem, the TIDES Debentures or to cover operating expenses of Holdings) and other shareholders of such Subsidiaries and the TIDES Trust may redeem the TIDES as contemplated by the TIDES Declaration of Trust, (ii) Holdings may repurchase or redeem shares of Holdings common stock from its employees and former employees so long as the aggregate amount of all such repurchases since the Closing Date does not exceed $7,500,000, (iii) Holdings may make open market repurchases of shares of Holdings common stock so long as the aggregate amount of all such repurchases since the Closing Date does not exceed $75,000,000, (iv) Holdings may declare or pay dividends on and make mandatory stock repurchases (pursuant to the terms of the applicable certificate of designation) of its preferred stock, if any, (v) Holdings may declare or pay dividends on shares of Holdings common stock, provided that the aggregate amount of such

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

purchases, declarations or payments pursuant to this clause (v) does not exceed 25% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Amended and Restated Effective Date to the end of Holdings' most recently ended fiscal quarter for which financial statements have been delivered to the Administrative Agent and the Lenders pursuant to subsection 7.1 at or prior to the time of such declaration or payment, (vi) HCC may declare and pay dividends or make distributions to Holdings to the extent necessary to allow Holdings to make payments on its promissory notes to be issued in favor of the sellers of the KCC Group Limited so long as (A) the aggregate amount of such declarations, payments or distributions pursuant to this clause (vi) does not exceed (pound)6,000,000 (UK) plus accrued interest thereon and (B) no such dividend may be paid more than three Business Days prior to the date the equivalent payment is made on such notes, (vii) Subsidiaries of Holdings may declare and pay dividends, or make distributions, to Holdings to the extent necessary to allow Holdings to pay interest on, or redeem, the 2008 Notes,
(viii) Subsidiaries of Holdings may declare and pay dividends, or make distributions, to Holdings to the extent necessary to allow Holdings to pay interest when due on the New Convertible Notes (in each case subject to any applicable subordination provisions) and (ix) any Subsidiary may make Restricted Payments to Holdings or any Subsidiary.

          8.9 Limitation on Derivatives

          Enter into or assume any obligations with respect to any Derivatives except for (i) Derivatives used by Holdings or any of its Subsidiaries in reducing the interest rate risk exposure or foreign currency risk exposure of Holdings and its Subsidiaries which have been provided by a lender under this Agreement or the Equipment Lease Transactions; provided that the aggregate notional amounts of the Derivatives permitted by this clause (i) shall not exceed the aggregate amount of loans outstanding under this Agreement and the Equipment Lease Transactions and (ii) existing Derivatives of POC provided that such Derivatives exist at the time POC became a Subsidiary and were not created in anticipation thereof.

          8.10 Limitation on Investments, Loans and Advances

          Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in (all of the foregoing being herein collectively referred to as "Investments"), any Person, except:

          (a) extensions of trade credit in the ordinary course of business;

          (b) Investments in Cash Equivalents;

          (c) loans and advances to employees of such Person or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for Holdings and its Subsidiaries not to exceed $250,000 at any one time outstanding;

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

          (d) Investments by Holdings in its Subsidiaries which are or become Credit Parties and investments by such Subsidiaries which are or become Credit Parties in other Subsidiaries of Holdings which are or become Credit Parties;

          (e) Investments by Holdings in the Real Estate Subsidiary in an aggregate amount not to exceed $5,000,000 plus amounts necessary to maintain and operate the real property and improvements thereon owned by the Real Estate Subsidiary;

          (f) Investments in Unqualified Subsidiaries of Holdings not to exceed $50,000,000 (net of returns or repayment of capital or principal thereon and other returns thereon) in the aggregate;

          (g) Investments constituting Permitted Business Acquisitions so long as, after giving effect to the consummation of the transactions contemplated by each Permitted Business Acquisition, the Loans to be made and the Letters of Credit to be issued hereunder and the loans to be made under the Equipment Lease Credit Agreements in connection therewith, the sum of (i) the cash and Cash Equivalents then held by Holdings, (ii) the Available Commitments of all the Lenders hereunder, and (iii) the Available Commitments and Available Investor Commitments (each as defined in the Participation Agreements) under the Equipment Lease Participation Agreements at such time, equals at least $20,000,000;

          (h) Investments or acquisitions by Holdings or its Subsidiaries in (i) up to 50% of the shares of capital stock, partnership interests, joint venture interests, limited liability company interests or other similar equity interests in, a Person (other than a Subsidiary), or (ii) loans or advances to a Person (other than a Subsidiary), provided that the aggregate amount of all such loans, advances, investments or acquisitions does not exceed $50,000,000 in any fiscal year;

          (i) Loans to employees, officers and directors of Holdings and its Subsidiaries to acquire shares of capital stock of Holdings not to exceed $20,000,000;

          (j) the purchase by the TIDES Trust of the TIDES Debentures, as contemplated under the TIDES Declaration of Trust; and

          (k) (i) Investments in POC's Joint Ventures existing on the date of consummation of the POC Acquisition and (ii) Investments in POC's Joint Ventures pursuant to commitments existing at the time of the POC Acquisition in an aggregate amount not to exceed $30,000,000.

          8.11 Limitation on Optional Payments and Modifications of Debt Instruments

(i) Make any optional payment or optional prepayment on or optional redemption, optional purchase or optional defeasance of any portion of the Shareholder Subordinated Debt, the 2008 Notes (other than scheduled cash interest payments), New Convertible Notes (other than scheduled cash interest payments), the 2001A Equipment Lease Securities (other than scheduled cash interest payments, subject to applicable subordination provisions), the 2001B Equipment

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

Lease Securities (other than scheduled cash interest payments, subject to applicable subordination provisions), lease and guarantee payments in respect of the 2001A Equipment Lease Transaction (other than scheduled lease payments, subject to applicable subordination provisions), and lease and guarantee payments in respect of the 2001B Equipment Lease Transaction (other than scheduled lease payments, subject to applicable subordination provisions), (ii) make any optional payment or optional prepayment in excess of $10,000,000 during any calendar year on or redemption of any Indebtedness (excluding the Seller Note for which no optional payments or prepayments are permitted) or Guarantee Obligations other than (a) as permitted in clause (i) above, (b) redemptions of any portion of the 2008 Notes pursuant to the terms thereof, including, without limitation, the terms of any indenture in respect thereof, (c) redemptions of any portion of the TIDES Debentures pursuant to the TIDES Indenture or redemptions of any portion of the TIDES pursuant to the TIDES Declaration of Trust or (d) any optional payment, prepayment or redemption of any Indebtedness or Guarantee Obligations pursuant to the Corporate Credit Agreement or the Equipment Lease Transactions (other than the 2001A Equipment Lease Transaction and the 2001B Equipment Lease Transaction) or (iii) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of any Indebtedness or Guarantee Obligations other than (a) any Indebtedness or Guarantee Obligations pursuant to the Corporate Credit Agreement or the Equipment Lease Transactions (other than the 2001A Equipment Lease Transaction and the 2001B Equipment Lease Transaction) or (b) any amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon, or any amendment or waiver which would render the terms of such Indebtedness or Guarantee Obligations less restrictive. In addition, Holdings and its Subsidiaries will not (i) make any optional or voluntary payment, prepayment, redemption or purchase of the Seller Note or any other payment or distribution with respect to the Seller Note unless such payment or distribution is (A) permitted by the subordination provisions of the Seller Note or (B) financed with the proceeds of subordinated Indebtedness issued by Holdings having the terms set forth on Schedule 8.11 or (ii) amend, waive, modify or terminate (or consent to any amendment, waiver, modification or termination) of the subordination provisions of the Seller Note or if such amendment, waiver, modification or termination is adverse to the interest of the Lenders (provided that an amendment to the Seller Note intended to give effect to the preceding clause (i)(B) shall be permitted).

          8.12 Transactions with Affiliates

          Except for transactions of a type set forth on Schedule 8.12, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is otherwise permitted under this Agreement, is in the ordinary course of Holdings' or such Subsidiary's business and is upon fair and reasonable terms no less favorable to Holdings or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person not an Affiliate.

          8.13 Sale and Leaseback

          Except for the transactions of a type set forth on Schedule 8.13, enter into any arrangement with any Person where Holdings or any of the Subsidiaries of Holdings is the lessee

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of real or personal property which has been or is to be sold or transferred by
Holdings or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Holdings or such Subsidiary (any of such arrangements, a "Sale and Leaseback Transaction"), except that (i) HCC and its Subsidiaries may enter into Financing Leases as lessee for natural gas compressors and oil and gas production equipment if after giving effect thereto subsection 8.2 is not contravened, (ii) HCC may enter into Sale and Leaseback Transactions as lessee for natural gas compressors in connection with the Equipment Lease Transactions and (iii) POC may remain party to and perform Sale and Leaseback Transactions existing at the time POC became a Subsidiary and which were not entered into in anticipation thereof.

          8.14 Corporate Documents

          Amend its Certificate of Incorporation in any way adverse to the interests of the Administrative Agent and the Lenders.

          8.15 Fiscal Year

          Permit the fiscal year of Holdings to end on a day other than December 31.

          8.16 Nature of Business

(A) In the case of any Subsidiary, engage in any business other than (a) the leasing, maintenance, purchase, sale and operation of natural gas compressor units and oil and gas production equipment, (b) the design, engineering and fabrication of natural gas compressor units, (c) the design, engineering and fabrication of oil and gas production equipment, (d) the provision of contract compression and related services, (e) the provision of gas metering services as contemplated under the HMS Transactions, (f) the provision of gas measurement and related services, (g) the design, engineering, fabrication, maintenance, leasing, purchase and sale of 0- to 50-megawatt skid-mounted, engine-driven generators, together with services related thereto and (h) any activities related thereto which are consistent with past practice and conducted in the ordinary course of business; and (B) in the case of Holdings, notwithstanding anything to the contrary contained herein, engage in any business other than (a) the direct or indirect ownership of HCC together with any activities related thereto, (b) the performance of its obligations under the Loan Documents, (c) the performance of its obligations under the 2008 Notes, (d) the performance of its obligations in connection with the TIDES, including, without limitation, its obligations under the TIDES Indenture, the TIDES Guarantees and the TIDES Declaration of Trust, (e) the formation and ownership of Subsidiaries for the purpose of making acquisitions to the extent permitted under the Loan Documents and (f) any actions required by law or the rules of any securities exchange on which its securities are listed and/or traded.

          8.17 Unqualified Subsidiaries

          Permit any Unqualified Subsidiary to directly or indirectly own any assets (other than cash or Cash Equivalents located in bank accounts at Chase) which are located in the United States of America or any territory thereof.

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                          SECTION 9. EVENTS OF DEFAULT

          If any of the following events shall occur and be continuing:

          (a) HCC shall fail to pay any principal of any Note or any Reimbursement Obligation when due in accordance with the terms thereof or hereof; or Holdings shall fail to pay any interest on any Note, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

          (b) Any representation or warranty made or deemed made by any Credit Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

          (c) Holdings shall default in the observance or performance of any agreement contained in Section 8 of this Agreement; or

          (d) Holdings shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided in paragraphs (a) through (c) of this Section 9) and such default shall continue unremedied for a period of 30 days; or

          (e) The Subsidiaries' Guarantee or the Holdings Guarantee shall, at any time, cease to be in full force and effect (unless released by the Administrative Agent) or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Credit Party; or

          (f) Holdings or any of the Subsidiaries of Holdings shall (i) default in any payment of principal of or interest of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) or in the payment of any Guarantee Obligation, in excess of $5,000,000 in the aggregate, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation in excess of $5,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

          (g) (i) Holdings or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of

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     debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or any of Holdings or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any of Holdings or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any of Holdings or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any of Holdings or any Material Subsidiary shall take any action for the purpose of effecting its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or
     (iii) above; or (v) any of Holdings or any Material Subsidiary shall generally not, or shall admit in writing its inability to, pay its debts as they become due; or

          (h) (i) Any Person shall engage in any non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any lien shall arise on the assets of HCC or any Commonly Controlled Entity in favor of PBGC or a Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) HCC or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject HCC or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of HCC and its Subsidiaries taken as a whole;

          (i) One or more judgments or decrees shall be entered against Holdings or any of the Subsidiaries of Holdings involving in the aggregate a liability (not paid or fully covered by insurance) of $5,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;

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          (j) If at any time, Holdings or any of the Subsidiaries of Holdings shall become liable for remediation and/or environmental compliance expenses and/or fines, penalties or other charges which, in the aggregate, are in excess of $5,000,000; or

          (k) a "change of control" (however denominated) with respect to Holdings or HCC shall have occurred under, or for purposes of, the 2001A Equipment Lease Securities, or the New Subordinated Notes and at least 50% of the Indebtedness then outstanding under the 2001A Equipment Lease Securities, the New Subordinated Notes or the New Convertible Notes, as the case may be, shall be tendered to, or required to be purchased by, Holdings, HCC or any of their Subsidiaries as a result of such change of control;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to HCC or Holdings the Commitments shall immediately terminate automatically and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and
(B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to HCC declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and
(ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to HCC declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding sentence, HCC shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. HCC hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the L/C Participants, a security interest in such cash collateral to secure all obligations of HCC under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Administrative Agent first to the payment of drafts drawn under such Letters of Credit. HCC shall execute and deliver to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of the within security interest in such cash collateral account. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

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                      SECTION 10. THE ADMINISTRATIVE AGENT

          10.1 Appointment

          Each Lender hereby irrevocably designates and appoints Chase as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Chase, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

          10.2 Delegation of Duties

          The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

          10.3 Exculpatory Provisions

          Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Credit Party.

          10.4 Reliance by Administrative Agent

          The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or

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conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

          10.5 Notice of Default

          The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or HCC referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          10.6 Non-Reliance on Administrative Agent and Other Lenders

          Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of HCC and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of HCC and each other Credit Party.

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Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Credit Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

          10.7 Indemnification

          The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by HCC, or the other Credit Parties and without limiting the obligation of HCC, and each other Credit Party to do so), ratably according to the respective amounts of their original Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

          10.8 Administrative Agent in Its Individual Capacity

          The Administrative Agent and its Affiliates may make loans to, accept deposits from, hold equity securities of, and generally engage in any kind of business with any Credit Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to its Loans made or renewed by it and any Note issued to it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

          10.9 Successor Administrative Agent

          The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to the approval of HCC. Upon receipt of such approval from HCC, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon its appointment, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be

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terminated, without any other or further act or deed on the part of such former
Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

                           SECTION 11. MISCELLANEOUS

          11.1 Amendments and Waivers

          Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. With the written consent of the Required Lenders, the Administrative Agent, HCC and any other Credit Party thereto, may, from time to time, enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Credit Parties party thereto hereunder or thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) reduce the amount or extend the maturity of any Loan or any installment thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any fee payable to any Lender hereunder, or change the amount of any Lender's Commitments, in each case without the consent of the Lender affected thereby, or (b) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all the Lenders (except as contemplated by this Agreement), or (c) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon each of the Credit Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, each of the Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          11.2 Notices

          All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, telegraph or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or overnight courier service, when received, or, in the case of telegraphic notice, when

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delivered to the telegraph company, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of Holdings, HCC and the Administrative Agent, and as set forth in Schedule 1.1A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

     Holdings and HCC:              The Chase Manhattan Bank
                                    One Chase Manhattan Plaza, Eighth Floor
                                    New York, New York  10081
                                    Attention:  Agency Services
                                    Telecopy:  212-552-5777

     The Administrative Agent:      Hanover Compressor Company
                                    12001 North Houston-Rosslyn
                                    Houston, Texas  77086
                                    Attention:  Chief Financial Officer
                                    Telecopy:  (713) 447-8781

     with a copy to:                The Chase Manhattan Bank
                                    270 Park Avenue, 21st Floor
                                    New York, New York  10017
                                    Attention: Global Oil and Gas
                                    Telecopy: 212-270-3897

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.4, 3.3, 3.4, 3.5 or 3.9 shall not be effective until received. A copy of any notice, request or demand to or upon any Credit Party pursuant to this Agreement or any other Loan Document (other than any such requests made in the ordinary course of administering this Agreement and the other Loan Documents) shall also be delivered to Latham & Watkins, Sears Tower, Suite 5800, 233 South Wacker Drive, Chicago, Illinois 60606, attention:
Richard S. Meller, Esq. (telecopy: (312) 993-9767).

          11.3 No Waiver; Cumulative Remedies

          No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          11.4 Survival of Representations and Warranties

          All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

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          11.5 Payment of Expenses and Taxes

          HCC agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent,
(b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Administrative Agent and to the several Lenders, and (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective directors, officers, employees and agents harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Notes, the other Loan Documents and any such other documents or the use or the proposed use of proceeds thereof (all the foregoing, collectively, the "indemnified liabilities"), provided, that HCC shall not have any obligation hereunder to the Administrative Agent or any Lender with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Administrative Agent or any such Lender, (ii) legal proceedings commenced against the Administrative Agent or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such, or (iii) legal proceedings commenced against the Administrative Agent or any such Lender by any other Lender or by any Transferee (as defined in subsection 11.6). The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder and under the other Loan Documents.

          11.6 Successors and Assigns; Participations; Purchasing Lenders

          (a) This Agreement shall be binding upon and inure to the benefit of Holdings, HCC, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that HCC may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

          (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents, provided that each such sale shall be of Loans and Commitments in an

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aggregate amount of at least $5,000,000, and provided, further, that no Lender may so sell its Commitments so that less than $5,000,000 of such Commitments are held by such Lender without participating interests therein, unless such Lender (excluding Chase) so sells 100% of its Commitments. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Credit Parties and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. HCC agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lenders the proceeds thereof as provided in subsection 11.7. HCC also agrees that each Participant shall be entitled to the benefits of subsections 3.9, 3.11, 3.12 and 11.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

          (c) Any Lender, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time may sell to any Lender or any Affiliate thereof and, with the consent of HCC and the Administrative Agent (which in each case shall not be unreasonably withheld), to one or more additional banks or financial institutions ("Purchasing Lenders") all or any part of the assigning Lender's rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Purchasing Lender, such assigning Lender (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof, by HCC and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that each such sale shall be of Loans and Commitments of an aggregate amount of at least $5,000,000 and provided, further, that no Lender party to this Agreement on the date hereof may so sell any of its initial Commitments hereunder such that such Lender holds directly less than $5,000,000 of such Commitments unless such Lender (excluding Chase) so sells 100% of its Commitments. Such Assignment and Acceptance shall specify an Effective Date which is not less than five Business Days after the date of execution thereof. Upon such execution, delivery, acceptance and recording, from and after the Effective Date determined pursuant to such Assignment and Acceptance, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such assigning Lender under this Agreement.

          (d) The Administrative Agent shall, on behalf of HCC, maintain at its address referred to in subsection 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and HCC, each other Credit Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee.

          (e) Upon its receipt of an Assignment and Acceptance executed by a transferor Lender and Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or an affiliate thereof, by HCC and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance (ii) on the Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and HCC.

          (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 11.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

          (g) HCC, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

          (h) Holdings and HCC authorize each Lender to disclose to any Participant or Purchasing Lender (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning any Credit Party and its affiliates which has been delivered to such Lender by or on behalf of Holdings or HCC pursuant to this Agreement or which has been delivered to such Lender by or on behalf of Holdings or HCC in connection with such Lender's credit evaluation of the Credit Parties and their affiliates prior to becoming a party to this Agreement.

          (i) If, pursuant to this subsection, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Administrative Agent and HCC) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, HCC or the transferor Lender with respect to any payments to be made to such Transferee in respect of the Loans, (ii) to furnish to the transferor Lender (and, in the case of any Purchasing Lender registered in the Register, the Administrative Agent and
     HCC) either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the transferor Lender, the Administrative Agent and HCC) to provide the transferor Lender (and, in the case of any Purchasing Lender registered in the Register, the Administrative Agent and HCC) a new Form 4224 or Form 1001 upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

          (j) Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Lender in accordance with applicable law.

          11.7 Adjustments; Set-off

          (a) If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans or Reimbursement Obligations, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Loans or the Reimbursement Obligations owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. HCC agrees that each Lender so purchasing a portion of another Lender's Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

         (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to HCC, any such notice being expressly waived by HCC to the extent permitted by applicable law, upon any amount becoming due and payable by HCC hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of HCC. Each Lender agrees promptly to notify HCC, the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

          (c) Upon the occurrence and during the continuance of any Event of Default, the Company hereby irrevocably authorizes each Lender at any time and from time to time without notice to the Company, any such notice being expressly waived by the Company, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of the Company, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of the Company to such Lender hereunder and claims of every nature and description of such Lender against the Company, in any currency, whether arising hereunder, under the Credit Agreement, any Note, any Letter of Credit or any Loan Document, as such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify the Company promptly of any such set-off and the application made by the Administrative Agent or such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

          11.8 Counterparts

          This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with HCC and the Administrative Agent.

          11.9 Severability

          Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          11.10 Integration

          This Agreement represents the agreement of Holdings, HCC, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents and the fee letter referred to in subsection 3.2.

          11.11 GOVERNING LAW

          THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          11.12 Submission To Jurisdiction; Waivers

          Each of Holdings and HCC hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Agreement any special, exemplary, punitive or consequential damages.

          11.13 Acknowledgments

          Each of Holdings and HCC hereby acknowledge that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

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

          (b) neither the Administrative Agent nor any Lender has any fiduciary relationship to any Credit Party, and the relationship between Administrative Agent and Lenders, on one hand, and Holdings and HCC, on the other hand, is solely that of debtor and creditor; and

          (c) no joint venture exists among the Lenders or among any Credit Party and the Lenders.

          11.14 WAIVERS OF JURY TRIAL

          EACH OF HOLDINGS, HCC, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL
ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          11.15 Judgment. (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency in the city in which it normally conducts its foreign exchange operation for the first currency on the Business Day preceding the day on which final judgment is given.

          (b) The obligation of HCC in respect of any sum due from it to any Lender hereunder shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in the Judgment Currency such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of Agreement Currency so purchased is less than the sum originally due to such Lender in the Agreement Currency, the Borrower agrees notwithstanding any such judgment to indemnify such Lender against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender, such Lender agrees to remit to HCC such excess.

          11.16 Usury. It is expressly stipulated and agreed to be the intent of Holdings, HCC, the Administrative Agent and the Lenders at all times to comply with the applicable law governing the maximum rate or amount of interest payable on or in connection with the Loans. If the applicable law is ever judicially interpreted so as to render usurious any amount or compensation called for under this Agreement or any of the other Loan Documents, or contracted for, charged, taken, reserved or received with respect to any of the Loans, or if acceleration of the maturity of any of the Loans, any prepayment by HCC, or any other circumstance whatsoever, results in the Lenders, or any of them, having been paid any interest in excess of that permitted by applicable law, then it is the express intent of HCC, the Administrative Agent and the Lenders that all excess amounts theretofore collected by the Lenders be credited on the principal balances of the Loans (or, if the Loans have been or would

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

thereby be paid in full, refunded to HCC), and the other applicable Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder. The right to accelerate the maturity of any or all of the Loans does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and the Lenders do not intend to collect any unearned interest in the event of acceleration. All sums or other compensation paid or agreed to be paid to the Lenders for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread with respect to all of the Loans throughout the full term of such indebtedness until payment in full of all such indebtedness so that the rate or amount of interest on account of such indebtedness under all of the Loans does not exceed the Maximum Lawful Rate or maximum amount of interest permitted under applicable law. The term "Maximum Lawful Rate" as used herein as to any Lender means the maximum non-usurious rate of interest which may be lawfully contracted for, charged, taken, reserved, or received by such Lender from HCC in connection with the Loans evidenced hereby under applicable law. The provisions of this Section 11.15 shall control all agreements between HCC and the Lenders.

          11.17 Effect of Amendment and Restatement of the Existing Credit Agreement

          On the Closing Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the Obligations under the Existing Credit Agreement as in effect prior to the Closing Date; (b) such Obligations are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement; and (c) upon the effectiveness of this Agreement all Loans of Lenders outstanding under the Existing Credit Agreement immediately before the effectiveness of this Agreement will be converted into Loans of such Lenders hereunder on the terms and conditions set forth in this Agreement.

          11.18 Conflicts

          In the event that there exists a conflict between provisions in this Agreement and provisions in any other Loan Document, the provisions of this Agreement shall control.

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

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first written above.

                                    HANOVER COMPRESSOR COMPANY

                                    By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                    HANOVER COMPRESSION LIMITED PARTNERSHIP
                                    (formerly known as Hanover Compression Inc.)

                                    By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                    JPMORGAN CHASE BANK, as Administrative Agent and as a Lender

                                    By:
                                        ----------------------------------------
                                        Name:
                                        Title:

Acknowledged and agreed to as of the date hereof:

HANOVER COMPRESSOR LIMITED HOLDINGS, LLC, as a Guarantor

By:
    ----------------------------------------
    Name:
    Title:

HANOVER MAINTECH LIMITED PARTNERSHIP,
as a Guarantor

By:
    ----------------------------------------
    Name:
    Title:

HANOVER/SMITH LIMITED PARTNERSHIP,
as a Guarantor

By:
    ----------------------------------------
    Name:
    Title:

HANOVER LAND LIMITED PARTNERSHIP,
as a Guarantor

By:
    ----------------------------------------
    Name:
    Title:

HANOVER APPLIED PROCESS SOLUTIONS, INC., as a Guarantor

By:
    ----------------------------------------
    Name:
    Title:

EUREKA ENERGY LIMITED PARTNERSHIP,
as a Guarantor

By:
    ----------------------------------------
    Name:
    Title:

HANOVER ACQUISITION LIMITED PARTNERSHIP, as a Guarantor

By:
    ----------------------------------------
    Name:
    Title:

HANOVER OEC COMPRESSION CORPORATION,
as a Guarantor

By:
    ----------------------------------------
    Name:
    Title:

PRODUCTION OPERATORS CORPORATION,
as a Guarantor

By:
    ----------------------------------------
    Name:
    Title:

PRODUCTION OPERATORS, INC.,
as a Guarantor

By:
    ----------------------------------------
    Name:
    Title:

                                                                         ANNEX A



                                  PRICING GRID

                            Revolving Credit Facility
                            -------------------------

                                                                     Applicable
 Consolidated       Applicable Margin-        Applicable Margin-     Commitment
Leverage Ratio      Eurocurrency Loans          Base Rate Loans       Fee Rate
--------------      ------------------        ------------------     -----------

 Greater than
  3.0 to 1.0             1.75%                     .750%                 .375%

 Less than or
   equal to
  3.0 to 1.0 and         1.50%
 greater than
  2.0 to 1.0                                       .500%                 .300%

 Less than or
   equal to
  2.0 to 1.0 and         1.25%
 greater than
  1.0 to 1.0                                       .500%                 .300%

 Less than or
   equal to
  1.0 to 1.0             1.00%                        0%                 .250%

Changes in the Applicable Margin or in the Applicable Commitment Fee Rate resulting from changes in the Consolidated Leverage Ratio shall become effective on each date which is the start of the succeeding fiscal quarter (each, an "Adjustment Date") for which an Applicable Margin Certificate of Holdings is delivered to the Lenders pursuant to Section 7.2(f) (but in any event not later than the 45th day after the end of each of each quarter of each fiscal year) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any Applicable Margin Certificate referred to above is not delivered within the time periods specified above, then the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than
4.0 to 1.0. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to this Pricing Grid shall be made for the periods and in the manner contemplated by Section 8.1(d).